Exhibit 99.2


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

         We are one of the world's largest manufacturers and providers of high quality natural and synthetic graphite- and carbon-based products and services, offering energy solutions to industry-leading customers worldwide. We manufacture and deliver high quality graphite and carbon electrodes and cathodes, used primarily in electric arc furnace steel production and aluminum smelting. We also manufacture other natural and synthetic graphite and carbon products used in, and provide services to, the fuel cell power generation, electronics, semiconductor, transportation, chemical and petrochemical markets. We have over 100 years of experience in the research and development of graphite and carbon technology, and currently hold numerous patents related to this technology.

         We believe that our electrode and cathode businesses have the leading market shares in the world. We are a global business, selling our products and engineering and technical services in more than 70 countries. We have 13 manufacturing facilities strategically located in Brazil, Mexico, South Africa, France, Spain, Russia and the U.S. Our customers include industry leaders such as Nucor Corporation and Arcelor in steel, Alcoa Inc. and Pechiney in aluminum, Ballard Power Systems Inc. in fuel cells, Intel Corporation in electronics and MEMC Electronic Materials in semiconductors.

         Our core competencies include graphite and carbon material sciences and high temperature processing know-how. We believe that we operate industry leading research, development and testing facilities. We also have strategic alliances with Pechiney, the world leader in aluminum smelting technology, Ballard Power Systems, the world leader in PEM fuel cell technology, and leaders in the electronic thermal management and other industries.

         In 2002, our businesses were organized around two operating divisions, our Graphite Power Systems Division, which included our electrode and cathode businesses, and our Advanced Energy Technology Division, which included our natural graphite and advanced synthetic graphite and carbon materials businesses. In 2003, we further refined the organization of our businesses into three lines of business:

          o a synthetic graphite line of business called Graphite Power Systems, which primarily serves the steel, aluminum, semiconductor and transportation industries and includes graphite electrodes, cathodes and other advanced synthetic graphite materials;

          o a natural graphite line of business called Advanced Energy Technology, which primarily serves the transportation, power generation, electronics and chemical industries and includes fuel cell, electronic thermal management and sealant products and services; and

          o a carbon materials line of business called Advanced Carbon Materials, which primarily serves the silicon metal and ferro-alloy industries and includes carbon electrodes and refractories.

         We believe that our new organizational structure better aligns our advantaged manufacturing platform with market opportunities and enables accelerated decision-making to



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respond to those opportunities. Under this organizational structure, we have begun to further streamline our operations. We are implementing voluntary and selective severance programs and revising our compensation programs to strengthen our business strategies. A main component of our compensation programs is a direct link between cash incentive compensation and cash profitability of our businesses.

         Our management team has actively repositioned our manufacturing network, improved product quality, reduced costs, reduced debt and other obligations, and managed antitrust liabilities. We have also implemented an enterprise-wide risk management process whereby we assess the business risks to our goal of maximizing cash flow, using a structured and disciplined approach. This approach seeks to align our people and processes with our critical strategic uncertainties so that our management team and GTI's Board of Directors may better evaluate and manage those uncertainties.

COST REDUCTION PLANS

         OVERVIEW. GTI's Board of Directors adopted a global restructuring and rationalization plan in September 1998 that delivered recurring annualized run rate cost savings of $132 million by the end of 2001. In January 2002, we announced a major cost savings plan that is one of the most aggressive major cost reduction plans being implemented in the graphite and carbon industry.

         2002 PLAN.  The key elements of the 2002 plan consist of:

          o the rationalization of graphite electrode manufacturing capacity at our higher cost facilities and the incremental expansion of capacity at our lower cost facilities;

          o the redesign and implementation of changes in our U.S. benefit plans for active and retired employees;

          o the implementation of global work process changes, including the consolidation and streamlining of order fulfillment, purchasing, finance and accounting, and human resource processes, along with the identification and implementation of outsourcing opportunities;

          o the implementation of additional plant and corporate overhead cost reduction projects; and

          o the corporate realignment of our subsidiaries to generate significant tax savings.

         As part of the 2002 plan, we mothballed our graphite electrode manufacturing operations in Caserta, Italy during the 2002 first quarter, ahead of schedule. These operations had the capacity to manufacture 26,000 metric tons of graphite electrodes annually. After the shutdown of our graphite electrode manufacturing operations in Clarksville and Columbia, Tennessee in the 2001 third quarter, these operations were our highest cost graphite electrode manufacturing operations. We expect to further incrementally expand graphite electrode manufacturing capacity at our facilities in Mexico, France and Spain during 2003. After the mothballing and incremental expansion, our total annual graphite electrode manufacturing capacity will remain about 210,000 metric tons. During the 2002 second quarter, we launched the expansion at our facility in Monterrey, Mexico, which will increase its capacity from about 40,000 metric tons to about

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60,000 metric tons annually. We completed 10,000 metric tons of expansion at this facility by the end of 2002. We expect to complete the remaining expansion by the end of the 2003 first quarter.

         We have identified a number of additional plant and overhead cost reduction projects. One of our major projects is employee benefit plan redesign. In the 2001 fourth quarter and 2002 first quarter, we redesigned and implemented changes in our retiree medical insurance plan and our U.S. retirement and savings plans for active and retired employees. Among other things, we froze our qualified defined benefit plan and established a new defined contribution plan for most of our U.S. employees. These changes resulted in annual cost savings of $2 million in 2001 and $11 million in 2002 and will result in annual recurring cost savings of more than $11 million in 2003 and later years. In addition, on July 1, 2002, we amended our U.S. post-retirement medical coverage. Effective March 31, 2003, we will discontinue the Medicare supplement plan (for retirees 65 years or older or those eligible for Medicare benefits). This change will apply to all current employees not covered by a collective bargaining agreement, all current retirees who were not covered by a collective bargaining agreement when they retired and those retirees who retired under a former collective bargaining agreement. This change is expected to reduce our net post-retirement medical benefit obligation by about $7 million. The reduction will be amortized over the remaining life of the retiree population. Effective March 31, 2003, we will freeze our qualified defined benefit plan for our remaining U.S. employees.

         We are also implementing voluntary and selective severance programs. These programs are designed to compliment our global work process and organizational redesign. From 1998 through 2002, we reduced our global workforce by about 1,600 employees (or 30%). The voluntary and selective severance programs are expected to result in the reduction of our global workforce by up to an additional 200 employees (or about 5%). The voluntary severance program requires election by eligible participants by March 31, 2003. These programs may require up to $14 million of restructuring charges throughout 2003, approximately $7 million of which are expected to be cash. These programs are expected to result in annual cost savings of $6 million in 2003 and annual recurring cost savings of $12 million in 2004 and are part of our annual recurring cost saving targets discussed below.

         The corporate realignment of our subsidiaries was substantially completed in the 2002 first half and resulted in substantial tax savings. As a result of the corporate realignment of our subsidiaries, the effective income tax rate for 2002, excluding non-recurring charges or benefits associated with the corporate realignment of our subsidiaries, was about 35%.

         We intend to sell real estate, non-strategic businesses and certain other non-strategic assets over the next two years. We anticipate that the aggregate estimated pre-tax, cash proceeds from these sales will total $75 million.

         We are targeting recurring annual pre-tax cost savings of $30 million in 2003, $60 million in 2004 and $80 million in 2005, which is later than previously expected due to a variety of factors. These factors include the sale of higher cost inventories associated with low operating levels in early 2002, higher than planned costs associated with activities to transition graphite electrode production capacity from our higher cost facilities to our lower cost facilities, including the sourcing of graphite electrodes from other producers and extended preparations at our existing facilities to run at capacity, and impacts of net changes in currency exchange rates. Savings achieved under the 2002 plan are additive to those which we achieved by the end of



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2001 under the 1998 plan that is now completed. We achieved cost savings of about $14 million in 2002.

         We believe that implementation of the 2002 plan will require about $27 million of cash exit costs (excluding taxes), of which about $16 million has been recorded through 2002. Approximately $8 million of the $16 million has been paid through 2002. The 2002 plan is expected to result in about $37 million of non-cash restructuring charges and impairment losses on long-lived assets, of which about $24 million was recorded in the 2001 fourth quarter. In addition, in the 2002 first quarter, we recorded a $5 million restructuring charge that related primarily to the mothballing of our Italian graphite electrode manufacturing operations under the 2002 plan and an additional $1 million in the 2002 fourth quarter. This charge includes estimated pension, severance and other related employee benefit costs for 102 employees and other mothballing costs. The remaining actions associated with the 2002 plan, primarily the implementation of global work process changes and additional overhead cost reductions, could result in additional restructuring charges.

         1998 PLAN. The key elements of our global restructuring and rationalization plan announced in September 1998 and enhanced in October 1999 included the shutdown of our graphite electrode manufacturing operations at our facilities in Canada and Germany and the downsizing of our graphite electrode manufacturing operations at our facilities in Russia. As a result of the 1998 plan and other cost savings initiatives, we reduced our average graphite electrode production cost per metric ton by the end of 2001 by 15% since the 1998 fourth quarter.

         OTHER COST SAVINGS ACTIVITIES. Since 1998, we have initiated other cost savings activities. Some of these activities will continue while the 2002 plan is being implemented.

         We began to implement in 2000 and are continuing to implement a global business process rationalization and transformation initiative. Through December 31, 2002, our investment in the initiative included about $10 million of consulting fees and internal costs and $10 million of capital expenditures, primarily for costs related to implementation of global information technology systems for advanced planning and scheduling software and global treasury management systems. We have evaluated every aspect of our supply chain and improved and continue to improve performance through realignment and standardization of supply chain processes and systems and improvement of interfaces with trading partners.

         Effective April 2001, we entered into a ten year service contract with CGI Group Inc. valued at $75 million. Pursuant to this contract, CGI became the delivery arm for our global information technology service requirements, including the design and implementation of our global information and advanced manufacturing and demand planning processes, using J.D. Edwards software. Through this contract, we are seeking to transform our information technology service capability into an efficient, high quality enabler for our global supply chain initiatives as well as a contributor to our cost reduction activities. Under the outsourcing provisions of this contract, CGI manages our data center services, networks, desktops, telecommunications and legacy systems. Through this contract, we believe that we will be able to leverage the resources of CGI to assist us in achieving our information technology goals and our cost savings targets.

         In the 2002 third quarter, we entered into a ten year outsourcing contract with CGI Group Inc. valued at $36 million. Pursuant to this contract, CGI became the delivery arm for our



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finance and accounting business process services, including accounts receivable and accounts payable activities. CGI also provides various related analytical services such as general accounting, cost accounting and financial analysis activities. Through this contract, we believe that we will be able to further leverage the resources of CGI to assist us in achieving our cost savings targets.


STRATEGIC ALLIANCES

         We are pursuing strategic alliances that enhance or complement our existing or related businesses. Strategic alliances may be in the form of joint venture, licensing, supply or other arrangements.

         We have developed a strategic alliance in the cathode business with Pechiney, the world's recognized leader in aluminum smelting technology. To broaden our alliance, in March 2001, we contributed our Brazilian cathode manufacturing operations to Carbone Savoie. Pechiney, the 30% minority owner of Carbone Savoie, contributed approximately $9 million in cash to Carbone Savoie as part of this transaction. The cash contribution was used to upgrade manufacturing operations in Brazil and France, which was completed by the end of the 2002 first quarter. Ownership in Carbone Savoie remains 70% by us and 30% by Pechiney. Under our now broadened alliance, Carbone Savoie holds our entire cathode manufacturing capacity.

         In April 2001, we entered into a joint venture with Jilin to produce and sell high-quality graphite electrodes in China. If successfully implemented, the joint venture would utilize renovated capacity at Jilin's main facility in Jilin City and complete additions at another facility in Changchun that were begun by Jilin. We are required to make capital contributions of $6 million of cash ($2 million of which has been contributed to date) plus technical assistance ($1 million of which has been contributed to date) for our 25% ownership interest in the joint venture. The successful implementation and completion of the parties' capital contributions to the joint venture is subject to the receipt of required Chinese governmental approvals and satisfaction of other conditions. During the 2002 fourth quarter, we impaired our total investments to date of $3 million associated with this joint venture with Jilin. This impairment results from uncertainty about the completion and start-up of the facilities in Changchun, China due to the effects that the challenging 2002 graphite electrode industry conditions have had on Jilin. We continue to work closely with Jilin on production alternatives. However, we will make no further contributions to the joint venture until we have agreed upon production alternatives.

         We have been working with Ballard Power Systems since 1992 on developing natural graphite-based materials for use in its fuel cells for power generation. In June 2001, our subsidiary, AET, entered into an expanded exclusive development and collaboration agreement and an expanded exclusive long-term supply agreement with Ballard Power Systems. In addition, Ballard Power Systems became a strategic investor in AET, investing $5 million (valued at the time of investment) in shares of Ballard Power Systems common stock for a 2.5% equity ownership interest in AET.

         The scope of the expanded exclusive development and collaboration agreement includes natural graphite-based materials and components, including flow field plates and gas diffusion layers, for use in PEM fuel cells and fuel cell systems for transportation, stationary and portable applications. The initial term of this agreement extends through 2011. Under the new supply agreement, we will be the exclusive manufacturer and supplier of natural graphite-based materials for Ballard Power Systems fuel cells and fuel cell systems. We will also be the



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

exclusive manufacturer of natural graphite-based components, other than those components that Ballard Power Systems manufactures for itself. The initial term of this agreement, which contains customary terms and conditions, extends through 2016. We have the right to manufacture and sell, after agreed upon release dates, natural graphite-based materials and components for use in PEM fuel cells to other parties in the fuel cell industry.

GLOBAL ECONOMIC CONDITIONS AND OUTLOOK

         We are impacted in varying degrees, both positively and negatively, as global, regional or country conditions fluctuate.

         2001. Economic weakening in North America continued and became more severe in 2001. This economic weakness was exacerbated by the impact on economic conditions of the terrorist acts in the U.S. in September 2001. Many steel companies in the U.S. were subject to or filed for protection under the U.S. Bankruptcy Code. Electric arc furnace steel production declined in 2001 as compared to 2000 by about 11% in the U.S.

         The economic weakness in North America adversely impacted economic conditions in Europe, Asia (except for China), Brazil and other regions, and this impact became more severe during 2001. Electric arc furnace steel production declined in 2001 as compared to 2000 by about 11% in Asia (excluding China) and 11% in Brazil. The decline of electric arc furnace steel production in Brazil was caused both by shortages of electricity brought on by a drought that reduced hydroelectric power generation (that have been largely relieved in 2002) as well as by the weakening in global economic conditions. Brazil was also impacted by developing currency, debt and related economic crises in Brazil itself as well as in neighboring Argentina. Electric arc furnace steel production in China remained relatively stable.

         Worldwide electric arc furnace steel production declined by about 2% in 2001 (to a total of about 279 million metric tons, about 33% of total steel production) as compared to 2000.

         These fluctuations in electric arc furnace steel production resulted in corresponding fluctuations (to a greater or lesser extent, depending on economic conditions affecting, and decisions by, electric arc furnace steel producers) in demand for graphite electrodes. We estimate that worldwide graphite electrode demand declined in 2001 as compared to 2000 by about 8%. Overall pricing worldwide was weak throughout most of this period. While we implemented increases in local currency selling prices of our graphite electrodes in 2000 and early 2001 in Europe, the Asia Pacific region, the Middle East and South Africa, we were not able to maintain all of these price increases.

         We have been experiencing intense competition in the graphite electrode industry. One of our U.S. competitors, The Carbide/Graphite Group, Inc., filed for protection under the U.S. Bankruptcy Code in October 2001. In order to seek to minimize our credit risks, we reduced our sales of, or refused to sell (except for cash on delivery), graphite electrodes to some customers and potential customers in the U.S. and, to a limited extent, elsewhere. Our unpaid trade receivables from steel companies in the U.S. that have filed for protection under the U.S. Bankruptcy Code since January 1, 2000 have aggregated only 1.4% of net sales of graphite electrodes in the U.S. during the period from January 1, 2000 through December 31, 2002. Our volume of graphite electrodes sold declined in 2001 as compared to 2000 by about 20% due primarily to the decline in electric arc furnace steel production as well as our efforts to


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

implement and maintain local currency selling price increases and our efforts to seek to minimize credit risks.

         The global and regional economic conditions that impacted demand and prices for graphite electrodes also impacted demand and prices for most of our other products sold to the metals, transportation and other industries (other than graphite cathodes). In general, demand was relatively stable and pricing remained relatively weak. Demand and prices for graphite cathodes remained relatively strong primarily due to construction of new aluminum smelters using graphite cathodes, even as old smelters using carbon cathodes are removed from service.

         2002. Global economic conditions remained relatively weak in 2002. However, electric arc furnace steel production rebounded from the depressed level in 2001. We estimate that worldwide electric arc furnace steel production increased by about 7% in 2002 (to a total of about 299 million metric tons, about 33% of total steel production) as compared to 2001. This increase was primarily due to an increase in production in the U.S. and China and, to a limited extent, in Mexico and Asia (other than China).

         In March 2002, President Bush announced his decision to impose tariffs, of up to 30% initially and declining thereafter over a three year period, on most imported steel as part of a broader plan to rescue the financially troubled steel industry in the U.S. Several additional exemptions were granted in 2002 by the Bush administration. We believe that the tariffs are having a modest positive impact on electric arc furnace steel production in the U.S. While steel imported from Mexico is exempt from those tariffs, steel imported from Europe and Asia is not exempt. Steel production in those regions has been adversely impacted by the tariffs. Further, import duties in China on both steel and graphite electrodes have declined as a result of the admission of China to the World Trade Organization. We cannot predict whether and to what extent these developments will impact our global business over the long-term. However, the U.S. Section 201 tariffs will remain in place through 2004, and China has extended its temporary tariff into 2003.

         Worldwide graphite electrode demand was very depressed in the 2002 first quarter, but rebounded from those depressed levels during the balance of 2002. We utilized virtually 100% of our graphite electrode manufacturing capacity during the last three quarters of 2002 and our volume of graphite electrodes sold increased about 4% in 2002 from 2001. Overall, we believe that worldwide graphite electrode demand increased modestly in 2002 as compared to 2001. While we attempted to implement increases in local currency selling prices of our graphite electrodes in 2002, we believe that graphite electrode pricing declined by about 10% (in average dollar terms) in 2002 as compared to 2001, driven by supply/demand imbalance as well as global and industry economic conditions.

         Weak economic conditions in 2002 resulted in relatively low demand and weak pricing for our other products sold to metals, transportation and other industries (other than graphite cathodes). We used virtually 100% of our cathode manufacturing capacity during 2002 and our volume of cathodes sold increased about 10% in 2002 from 2001. Demand and prices for cathodes remained strong primarily due to construction of new aluminum smelters using graphite cathodes, even as old smelters using carbon cathodes are removed from service.

         OUTLOOK. We believe that the rebound we experienced in graphite electrode demand from the depressed level in the 2002 first quarter was primarily due to the improvement in conditions in the steel industry and an increase in our market share as we continue to implement our



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enterprise selling and other strategies. We are now seeing the building of steel inventory levels, especially in the U.S. Our graphite electrode order book is about 80% full for 2003 and our cathode order book is virtually full for 2003.
We announced, effective for new orders placed after February 2003, price increases of (euro)100 per metric ton for our graphite electrodes sold in Europe, $200 per metric ton for our graphite electrodes sold in Asia, the Middle East, North Africa and South America and $0.05 per pound for our graphite electrodes sold in the U.S. We cannot predict whether we will be able to maintain such price increases without adversely affecting sales volume.

         We plan to continue to operate our plants at capacity to meet demand, which is expected to positively impact average graphite electrode and cathode production cost per metric ton in 2003 as compared to the 2002. In addition, we also expect to benefit from the impact of our prior and current plant rationalization activities, cost activities and cost reduction programs as well as increased economies of scale.

         We believe that business conditions for most of our products (other than graphite electrodes and cathodes) will remain challenging well into 2003. In particular, demand for carbon electrodes in the U.S. (where our main customer base is located) and demand for advanced graphite and carbon material products used in semiconductor, telecommunication and electronic industries is depressed. Accordingly, we expect the financial performance of our businesses selling those products to remain similar to 2002 levels. We will continue to seek to drive productivity improvements in these businesses through our cost savings initiatives.

         We continue to focus on commercializing new technologies. In our natural graphite line of business, we are seeking to commercialize approximately 20 active eGRAF(TM) thermal management product development programs that are currently underway. Approximately half of these programs are already in the product testing phase.

         We are focused on delivering significant improvement in earnings and cash flow in 2003 over 2002. We are expecting improvements in graphite electrode sales volumes and prices as well as costs. For example, we have implemented graphite electrode price increases (in average dollar terms) for 2003 and expect an increase in volume of graphite electrodes sold of about 5% in 2003 over 2002.

         We have implemented interest rate management initiatives to seek to minimize our interest expense and optimize our portfolio of fixed and variable interest rate obligations. In the 2002 second quarter, we entered into two ten-year interest rate swaps for a total notional amount of $250 million to effectively convert that amount of fixed rate debt (represented by Senior Notes) to variable rate debt. These swaps reduced our interest expense in 2002 by $6 million. In the 2002 third quarter, we reset our interest rate swaps to allow the accelerated collection of $10 million in cash. In the 2003 first quarter, we entered into an additional ten-year interest rate swap for a notional amount of $200 million that effectively converted that amount of fixed rate debt to variable rate debt. In the 2003 first quarter, we also entered into five-year interest rate caps for a notional amount of $300 million. Subsequently in the 2003 first quarter, we sold the entire $450 million notional amount of our interest rate swaps for $11 million in cash. The adjustment of the carrying amount of the Senior Notes will be amortized over the term of the Senior Notes and recorded as a credit against interest expense. Following the sale of the swaps, in March 2003, we entered into $350 million notional amount of interest rate swaps through the remaining term of our Senior Notes. We are targeting interest expense of $57 to $60 million for 2003, essentially the same as in 2002.

         Our outlook could be significantly impacted by, among other things, changes in interest rates by the U.S. Federal Reserve Board and the European Central Bank, changes in tax and fiscal policies by the U.S. and other governments, developments involving a war against Iraq, the occurrence of further terrorist acts and developments (including increases in security, insurance, data back-up, transportation and other costs, transportation delays and continuing or increased economic uncertainty and weakness) resulting from terrorist acts and the war on terrorism, and changes in global and regional economic conditions.


FINANCING TRANSACTIONS

         2002 SENIOR NOTE OFFERINGS. On February 15, 2002, we completed a private offering of $400 million aggregate principal amount of Senior Notes at a price of 100% of principal amount. On May 6, 2002, we completed a private offering of $150 million aggregate principal amount of additional Senior Notes at a price of 104.5% of principal amount, plus accrued interest from February 15, 2002. The Senior Notes bear interest at an annual rate of 10.25% and mature in 2012.

         The net proceeds from the offering completed in February 2002 were $387 million. The net proceeds (excluding accrued interest paid by the purchasers of the Senior Notes) from the offering completed in May 2002 were $151 million. We used all of these net proceeds to reduce the balance outstanding under our revolving credit facility and to repay term loans under the Senior Facilities. We paid approximately $13 million of debt issuance costs related to the Senior Notes sold in February 2002 and $6 million related to the Senior Notes sold in May 2002. These costs are being amortized over the term of the Senior Notes.

         The $7 million premium received upon issuance of the additional Senior Notes issued in May 2002 is classified as long-term liability on the Consolidated Balance Sheets and amortized (as a credit to interest expense) over the term of the additional Senior Notes. As a result of our receipt of such premium, the effective annual interest rate on the additional Senior Notes is about 9.5%.

         At December 31, 2002, the Senior Facilities constituted $147 million of our total debt of $731 million (including $6 million for unamortized bond premium and $8 million for fair value of hedged debt obligations), of which $137 million was borrowings under term loans and all of the scheduled principal payments of which term loans are due in 2007.

         We obtained consent from the holders of the Senior Notes issued in February 2002 to amend the Indenture so as to waive the requirement to use the gross proceeds from the issuance of the additional Senior Notes issued in May 2002 to make intercompany loans to our foreign subsidiaries and, on April 30, 2002, entered into a Supplemental Indenture to give effect to such amendment.

         We recorded a charge of $3 million ($2 million after tax) in the 2002 first quarter and a charge of $1 million ($1 million after tax) in the 2002 second quarter for write-off of capitalized fees and other costs associated with the term loans under Senior Facilities repaid with the net proceeds from the issuance of the Senior Notes.

         In November 2002, Moody's Investor Service reduced its rating on the Senior Notes from B2 to B3. Moody's confirmed its Ba3 rating on the Senior Facilities.



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

         2001 PUBLIC EQUITY OFFERING. In July 2001, we completed a public offering of 10,350,000 shares of common stock at a public offering price of $9.50 per share. The net proceeds from that offering were $91 million. 60% of the net proceeds were used to repay term loans under the Senior Facilities. The balance of the net proceeds will be used to fund growth and expansion of our natural graphite line of business, including growth through acquisitions, and, pending such use, has been applied to reduce outstanding balance under our revolving credit facility.

         2000 DEBT RECAPITALIZATION. In February 2000, we completed a debt recapitalization and obtained the Senior Facilities. The Senior Facilities consist of a six year term loan facility in the initial amounts of $137 million and (euro)161 million, an eight year term loan facility in the initial amount of $350 million and a six year revolving credit facility in the initial maximum amount of (euro)250 million. The Senior Facilities have been amended as described elsewhere in this Report. We recorded an extraordinary charge of $13 million, net of tax, in connection with our debt recapitalization. The charge includes the redemption premium on our previously outstanding senior subordinated notes, bank, legal, accounting, filing and other fees and expenses, and write-off of deferred issuance costs.

LITIGATION AGAINST OUR FORMER PARENT COMPANIES INITIATED BY US

         In February 2000, we commenced a lawsuit against our former parents, Mitsubishi Corporation and Union Carbide Corporation. In the lawsuit, we allege, among other things, that certain payments made to our former parents in connection with our leveraged equity recapitalization in January 1995 were unlawful, that our former parents were unjustly enriched by receipts from their investments in us and that our former parents aided and abetted breaches of fiduciary duties owed to us by our former senior management in connection with illegal graphite electrode price fixing activities. We are seeking to recover more than $1.5 billion in damages, including interest. Some of our claims provide for joint and several liability; however, damages from our various claims would not generally be additive to each other. The defendants have filed motions to dismiss this lawsuit. Oral hearings were held on those motions in the 2001 first quarter. The court has not ruled on these motions. We expect to incur $10 million to $20 million for legal expenses to pursue this lawsuit from the date of filing the complaint through trial. Through December 31, 2002, we had incurred about $5 million of these legal expenses. This lawsuit is in its earliest stages, and the ultimate outcome of this lawsuit is subject to many uncertainties.


ANTITRUST AND OTHER LITIGATION AGAINST US

         Since 1997, we and other producers and distributors of graphite and carbon products have been subject to antitrust investigations by antitrust authorities in the U.S., the European Union, Canada, Japan and Korea. In addition, civil antitrust lawsuits have been commenced and threatened against us and other producers and distributors of graphite and carbon products in the U.S., Canada and elsewhere. We recorded a pre-tax charge against results of operations for 1997 in the amount of $340 million as a reserve for estimated potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims.

         In April 1998, GTI pled guilty to a one count charge of violating U.S. federal antitrust law in connection with the sale of graphite electrodes and was sentenced to pay a non-interest-bearing fine in the aggregate amount of $110 million, payable in six annual installments of $20 million, $15 million, $15 million, $18 million, $21 million and $21 million, commencing



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

July 23, 1998. The payments due in 1998, 1999 and 2000 were timely made. In January 2001, at our request, the due date of each of the remaining three payments was deferred by one year and, at our request, in January 2002, the payment schedule for the $60 million unpaid balance outstanding at that time was revised to $2.5 million payment in April 2002, a $5.0 million payment in April 2003 and, beginning in April 2004, quarterly payments ranging from $3.25 million to $5.375 million through January 2007. The payment due in 2002 was timely made. Beginning in 2004, the U.S. Department of Justice may ask the court to accelerate the payment schedule based on a change in our ability to make such payments. Interest will begin to accrue on the unpaid balance, commencing in April 2004, at the statutory rate of interest then in effect. At December 31, 2002, the statutory rate of interest was 1.41% per annum. Accrued interest will be payable together with each quarterly payment. Of the $110 million aggregate amount, $90 million is treated as a fine and $20 million is treated as imputed interest for accounting purposes.

         In 1999, 2001 and 2002, investigations by the antitrust authorities in Canada, Japan and Korea were resolved.

         In January 2000, the EU Competition Authority issued a statement of objections initiating proceedings against us and other producers of graphite electrodes. The statement alleged that we and other producers violated European antitrust laws in connection with the sale of graphite electrodes. In July 2001, that authority issued its decision regarding the allegations and assessed a fine of (euro)50.4 million ($53 million, based on currency exchange rates in effect at December 31, 2002) against GTI. As a result of the assessment of this fine, we recorded a pre-tax charge of $10 million against results of operations in the 2001 second quarter as an additional reserve (for a total of $350 million) for potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims. This decision has brought to a conclusion our last major antitrust liability.

         From the initiation of its investigation, we have cooperated with the EU Competition Authority. As a result of our cooperation, this fine reflects a substantial reduction from the amount that otherwise would have been assessed. It is the policy of EU Competition Authority to negotiate appropriate terms of payment of antitrust fines, including extended payment terms. We have had discussions regarding payment terms. After an in-depth analysis of the decision, in October 2001, we filed an appeal to the court challenging the amount of the fine. The fine or collateral security therefor would typically be required to be paid or provided at about the time the appeal was filed. We are currently in discussions with EU Competition Authority regarding the appropriate form of collateral security during the pendency of the appeal. If the results of these discussions are not acceptable to us, we may file an interim appeal to the court to waive the requirement for collateral security or to allow us to provide alternative security for payment. We cannot predict how or when the court would rule on such an interim appeal.

         In the 2001 second quarter, we became aware that the Brazilian antitrust authority had requested written information from various steelmakers in Brazil. In April 2002, our Brazilian subsidiary received a request for information from that authority. We have provided that information.

         In May 2002, the EU Competition Authority issued a statement of objections initiating proceedings against us and other producers of specialty graphite. The statement alleges that we and other producers violated European antitrust laws in connection with the sale of specialty graphite. In December 2002, the EU Competition Authority issued its decision regarding the allegations. Under the decision, the EU Competition Authority assessed no fine against us due to our cooperation.

         We are continuing to cooperate with the U.S., European and Canadian antitrust authorities in their continuing investigations of others. It is possible that antitrust investigations seeking, among other things, to impose fines and penalties could be initiated against us by authorities in Brazil or other jurisdictions.

         We have settled, among others, virtually all of the actual and potential claims against us by customers in the U.S. and Canada arising out of alleged antitrust violations occurring prior to the date of the relevant settlement in connection with the sale of graphite electrodes. All settlement payments due have been timely made. None of the settlement or plea agreements contain restrictions on future prices of our graphite electrodes. There remain, however, certain pending claims as well as pending lawsuits in the U.S. relating to the sale of bulk graphite as well as the sale of graphite electrodes sold to foreign customers. It is also possible that additional antitrust lawsuits and claims could be asserted against us in the U.S. or other jurisdictions.

         Through December 31, 2002, we have paid an aggregate of $252 million of fines and net settlement and expense payments and $14 million of imputed interest. At December 31, 2002, $98 million remained in the reserve. The balance of the reserve is available for the balance of the fine payable by us to the U.S. Department of Justice (excluding imputed interest thereon), the fine assessed against us by the EU Competition Authority and other matters. The aggregate amount of remaining committed payments payable to the U.S. Department of Justice for imputed interest at December 31, 2002 was about $6 million.

         We cannot assure you that remaining liabilities and expenses in connection with antitrust investigations, lawsuits and claims will not materially exceed the remaining uncommitted balance of the reserve or that the timing of payment thereof will not be sooner than anticipated. In the aggregate, the fines and net settlements and expenses are within the amounts we used to evaluate the $350 million charge. To the extent that aggregate liabilities and expenses, net, are known or reasonably estimable, $350 million represents our estimate of these liabilities and expenses. The guilty pleas and the decisions by the antitrust authorities make it more difficult to defend against other investigations, lawsuits and claims. Our insurance has not and will not materially cover liabilities that have or may become due in connection with antitrust investigations or related lawsuits or claims.

CUSTOMER BASE

         We are a global company and serve all major geographic markets. Sales of our products to customers outside the U.S. accounted for about 69% of our net sales in 2000, 70% of our net sales in 2001 and 71% of our net sales in 2002. Our customer base includes both steel makers and non-steel makers. In 2002, two of our ten largest customers were purchasers of non-graphite electrode products. In 2002, four of our ten largest customers were based in Europe, two were in the U.S., two were in South Africa and one was in each of Mexico and Brazil. No single customer or group of affiliated customers accounted for more than 6% of our net sales in 2002.

FINANCIAL EFFECTS OF ORGANIZATIONAL CHANGES AND DISCONTINUED OPERATIONS

         In 2001, we realigned our businesses into two operating divisions, the Graphite Power Systems Division and Advanced Energy Technology Division, each of which constituted a reportable segment.

         In early 2003, we reorganized our businesses into three lines of business, synthetic graphite, natural graphite and carbon materials. These three lines of business constitute the following segments: Synthetic Graphite and Other.

        In June 2003, we sold our non-strategic composite tooling business. As a result, our consolidated results of operations account for the results of that business as discontinued operations and not as part of a reportable segment.

        The following table sets forth, for periods indicated, certain items in the Consolidated Statements of Operations and certain information as to gross profit margins, related to our reportable segments.

                                      SYNTHETIC
                                  GRAPHITE SEGMENT                         OTHER                            TOTAL
                                  ----------------                   -----------------                -----------------

                                  FOR THE YEAR ENDED                 FOR THE YEAR ENDED               FOR THE YEAR ENDED
                                     DECEMBER 31,                        DECEMBER 31,                   DECEMBER 31,
                                     ------------                       ------------                    ------------
                                (Dollars in Millions)              (Dollars in Millions)            (Dollars in Millions)
                               2000     2001      2002            2000      2001     2002          2000     2001      2002
                               ----     ----      ----            ----      ----     ----          ----     ----      ----
Net sales.................    $ 681   $  559    $  538          $   82     $  75    $  58        $  763    $ 634     $ 596
Cost of sales.............      489      398       413              60        57       48           549      455       461
                               ----     ----      ----            ----      ----     ----          ----     ----      ----
Gross profit..............    $ 192   $  161    $  125          $   22     $  18    $  10        $  214    $ 179     $ 135
                               ====     ====      ====            ====      ====     ====          ====     ====      ====
Gross profit margin.......     28.2%    28.8%     23.2%           27.6%     24.3%    18.5%         28.1%    28.2%     22.7%



RESULTS OF OPERATIONS

        Financial information at December 31, 2001 and 2002 and for each of the years ended December 31, 2000, 2001 and 2002 has been restated to reflect our non-strategic composite tooling business, that was sold in June 2003, as discontinued operations rather than as part of our Other segment. The results of our discontinued operations were not material to our consolidated results of operations.

        The following table sets forth, for the periods indicated, certain items in the Consolidated Statements of Operations and the increase or decrease (expressed as a percentage of such item in the comparable prior period) of such items:



                                                               FOR THE YEAR ENDED                 PERCENTAGE INCREASE
                                                                  DECEMBER 31,                        (DECREASE)
                                                                  ------------                        ----------
                                                       2000           2001          2002      2000 TO 2001  2001 TO 2002
                                                       ----           ----          ----      ------------  ------------
                                                             (Dollars in millions)
Net sales......................................        $  763     $      634      $   596          (17)%           (6)%
Cost of sales..................................           549            455          461          (17)             1
                                                         ----           ----         ----         ----           ----
Gross profit...................................           214            179          135          (17)           (24)
Research and development.......................            11             12           13            8             10
Selling, administrative and other expenses.....            84             75           76          (10)             -
Other (income) expense, net....................            20              1          (12)         N/M            N/M

---------------------
N/M: Not Meaningful

         The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items in the Consolidated Statements of Operations:

                                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                                           -------------------------------
                                                                        2000              2001          2002
                                                                        ----              ----          ----
Net sales....................................................           100.0%            100.0%         100.0%
Cost of sales................................................            71.9              71.8           77.3
                                                                       ------            ------         ------
Gross profit.................................................            28.1              28.2           22.7
Research and development.....................................             1.4               1.8            2.2
Selling, administrative and other expenses...................            11.0              12.0           12.7
Other (income) expenses, net.................................             2.7               0.3           (2.0)

         2002 COMPARED TO 2001. Net sales in 2002 were $596 million, a decrease of $38 million, or 6%, from net sales in 2001 of $634 million. Gross profit in 2002 was $135 million, a decrease of $44 million, or 24%, from gross profit in 2001 of $179 million. Gross profit margin in 2002 was 22.7% of net sales as compared to gross profit margin in 2001 of 28.2% of net sales. The decrease in net sales and gross profit was primarily due to lower sales revenue per metric ton for our graphite electrodes, which reduced net sales by about $43 million.

         Synthetic Graphite Segment. Net sales decreased 4%, or $22 million, to $538 million in 2002 from $559 million in 2001. The decrease was primarily attributable to a decrease in average sales revenue per metric ton of graphite electrodes, partially offset by higher sales volumes for graphite electrodes and cathodes sold. The volume of graphite electrodes sold increased 6,000 metric tons, or 4%, to 180,000 metric tons in 2002 as compared to 174,000 metric tons in 2001. The increase in volume of graphite electrodes sold represented an increase in net sales of about $16 million. The average sales revenue per metric ton (in U.S. dollars and net changes in currency exchange rates) of our graphite electrodes was $2,100 in 2002 as compared to $2,341 in 2001. The reduced average sales revenue per metric ton of graphite electrodes represented a decrease of about $43 million in net sales. Unfavorable changes in currency exchange rates represented a reduction of about $4 million in net sales of graphite electrodes. Volume of cathodes sold in 2002 was 10% higher than in 2001, with 36,900 metric tons in 2002 as compared to 33,400 metric tons in 2001, and net sales of cathodes in 2002 were 17% higher than in 2001. We completed the expansion of our cathode manufacturing capacity in Brazil in 2002 and were successful in selling virtually all of our cathode manufacturing capacity for 2002.

         Synthetic Graphite segment cost of sales increased 4%, or $15 million, to $413 million in 2002 from $398 million in 2001. The increase in cost of sales was primarily due to higher volume of graphite electrodes sold, partially offset by lower average graphite electrode cost of sales per metric ton. The reduction in average graphite electrode cost of sales per metric ton was primarily due to cost savings initiatives and lower average fixed cost per metric ton due to facility closures and, to lesser extent, changes in currency exchange rates.

         Gross profit decreased 22%, or $36 million, to $125 million (23.2% of net sales) in 2002 from $161 million (28.8% of net sales) in 2001.

         Other Segment. Net sales decreased 23%, or $17 million, to $58 million in 2002 from $75 million in 2001. We had lower net sales in each of our product lines, especially in advanced carbon materials due to a cyclical decrease in the volume of refractories sold and in flexible graphite due to lower sales of sealing products sold to the transportation industry. Cost of sales decreased 17%, or $9 million, to $48 million in 2002 from $57 million in 2001. The decline was primarily due to lower volume of products sold. Gross profit decreased 41%, or $8 million, to $10 million (18.5% of net sales) in 2002 from $18 million (24.3% of net sales) in 2001.

         Other Items Affecting Us as a Whole. Selling, administrative and other expense increased by $1 million to $76 million in 2002 from $75 million in 2001.

         Other (income) expense, net, was $12 million of income in 2002 as compared to $1 million of expense in 2001. We recorded both other income and other expense in both periods resulting from various non-operational activities, including gains from currency transactions and translation. In 2002, we had $28 million in currency gains, $21 million of which gain was due to currency translation on intercompany loans and translation of financial statements of foreign subsidiaries which use the dollar as their functional currency and $7 million of which related to transactions with third parties. These gains were offset by other expenses, including legal expenses and settlements, financing costs and costs associated with the curtailment of employee benefit plans.

         In 2002, we recorded a total of $23 million in impairment losses and restructuring charges as described below:

          o In the 2002 fourth quarter, we recorded a $3 million ($2 million after tax) charge relating to the impairment of our investment in our joint venture with Jilin. The impairment results from uncertainty about the completion and start-up of the planned graphite electrode facility in Changchun, China due to the effects that the challenging 2002 graphite electrode industry conditions have had on Jilin.

          o In the 2002 second and third quarters, we recorded a total of $2 million of charges related to the impairment of available-for-sale securities.

          o In the 2002 second quarter, we recorded a $12 million ($8 million after tax) charge primarily related to the impairment of our long-lived carbon electrode assets in Columbia, Tennessee as a result of a decline in demand and loss of market share. The primary end market for carbon electrodes is silicon metal, which was very depressed in the U.S. where our main customer base is located.

          o In the 2002 first and fourth quarter, we recorded a total of $6 million of restructuring charges related primarily to the mothballing of our graphite electrode operations in

               Caserta, Italy. These charges included estimated pension, severance and other related employee benefit costs.

         In addition, in 2002, we recorded a $5 million charge related to the accelerated vesting of restricted stock and $3 million in corporate realignment and related expenses.

         In 2001, we recorded a total of $92 million, net, in impairment losses and restructuring charges as described below:

          o In the 2001 fourth quarter, we recorded a $7 million restructuring charge and a $27 million impairment loss on long-lived and other assets. The restructuring charge related primarily to exit costs related to the mothballing of our graphite electrode operations in Caserta, Italy. $24 million of the impairment loss on long-lived assets related to assets located at our facility in Caserta, Italy. The remaining $3 million related to the impairment of available-for-sale securities.

          o In the 2001 third quarter, we recorded a $2 million restructuring charge and impairment loss on long-lived assets related to a corporate realignment of our businesses, the relocation of our corporate headquarters and the shutdown of our coal calcining operations located in Niagara Falls, New York. The charge includes severance and related benefits associated with a workforce reduction of 24 employees and impairment of leasehold improvement assets.

          o In 2001 third quarter, we reversed $2 million of prior restructuring charges based on revised lower estimates of workforce reductions and plant closure costs, and we reclassified $4 million of prior restructuring charges related to on-site waste disposal post-monitoring costs to other long-term obligations.

          o In the 2001 second quarter, we recorded a $58 million charge for restructuring and impairment loss on long-lived assets related to the shutdown of our graphite electrode manufacturing operations in Clarksville and Columbia, Tennessee and our coal calcining operations in Niagara Falls, New York. The $58 million charge includes restructuring charges of $2 million for severance and related benefits associated with a workforce reduction of 171 employees and $3 million in plant shutdown and related costs. The remaining $53 million relates to the impairment loss on long-lived assets.

         In addition, in 2001, we recorded a $10 million charge for additional potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims as well as $2 million in corporate realignment and related expenses.

         Interest expense was stable at $60 million in each of 2002 and 2001. Our average outstanding total debt was $701 million in 2002 as compared to $683 million in 2001 and our average annual interest rate was 8.5% in 2002 as compared to 8.1% in 2001. These average annual interest rates exclude imputed interest on antitrust fines, which decreased $3 million to $1 million in 2002 from $4 million in 2001.

         Benefit from income taxes was $16 million in 2002 as compared to provision for income taxes of $14 million for 2001. During both 2002 and 2001, the benefit from and provision for income taxes reflected an effective rate of about 35%, excluding the impact of impairment losses on long-lived and other assets, restructuring charges, the charge related to antitrust investigations and related lawsuits and claims, and the charge related to the corporate realignment of our subsidiaries.

         As a result of the changes described above, net loss was $18 million in 2002, an improvement of $69 million from net loss of $87 million in 2001.

         2001 COMPARED TO 2000. Net sales in 2001 were $634 million, a decrease of $129 million, or 17%, from net sales in 2000 of $763 million. Gross profit in 2001 was $179 million, a decrease of $35 million, or 17%, from gross profit in 2000 of $214 million. Gross profit margin in 2001 was 28.2% of net sales as compared to gross profit margin in 2000 of 28.1% of net sales. The decrease in net sales and gross profit was primarily due to lower sales volume of most of our products, particularly graphite electrodes, which reduced net sales by about $104 million, primarily due to depressed steel industry conditions. The increase in gross profit margin percentage was primarily due to the fact that the percentage decrease in net sales was less than the percentage decrease in cost of sales, due primarily to lower production levels and benefits from our cost savings activities.

         Synthetic Graphite Segment. Net sales decreased 18%, or $122 million, to $559 million in 2001 from $681 million in 2000. The decrease was primarily attributable to a decrease in average sales revenue per metric ton of graphite electrodes and lower volumes of graphite electrodes and cathodes sold. The volume of graphite electrodes sold decreased 43,000 metric tons, or 20%, to 174,000 metric tons in 2001 from 217,000 metric tons in 2000. The decrease in volume of graphite electrodes sold represented a decrease in net sales of about $104 million. The decrease was primarily a result of continued lower North American steel production, weaker demand in Europe and Brazil and actions taken to manage credit risk. The average sales revenue per metric ton (in U.S. dollars and net changes in currency exchange rates) of our graphite electrodes was $2,341 in 2001 as compared to $2,379 in 2000. The reduced average sales revenue per metric ton of graphite electrodes represented a decrease of about $6 million in net sales. Unfavorable changes in currency exchange rates represented a reduction of about $15 million in net sales of graphite electrodes, more than offsetting the benefits of increases in selling prices in local currencies in certain foreign countries. Volume of cathodes sold was 33,000 metric tons in 2001 as compared to 35,000 metric tons in 2000.

         Cost of sales decreased 17%, or $91 million, to $398 million in 2001 from $489 million in 2000. The decrease in cost of sales was primarily due to the lower volume of graphite electrodes sold and a lower average graphite electrode cost of sales per metric ton. The reduction in average graphite electrode cost of sales per metric ton was primarily due to cost savings initiatives and lower average fixed cost per metric ton due to facility closures and, to lesser extent, changes in currency exchange rates.

         Gross profit decreased 17%, or $31 million, to $161 million (28.8% of net sales) in 2001 from $192 million (28.1% of net sales) in 2000. The increase in gross profit margin was primarily due to the fact that the percentage decrease in net sales was less than the percentage decrease in cost of sales.

         Other Segment. Net sales decreased 8%, or $7 million, to $75 million in 2001 from $82 million in 2000. The decrease was primarily due to a reduction in the volume of flexible graphite sold for gasket applications due to lower demand from the automotive industry as well as a decrease in products sold to the semiconductor and industrial sectors, partially offset by an increase in volume of refractories sold and an increase in technical service and technology license fees. Cost of sales decreased 3%, or $3 million, to $57 million in 2001 from $60 million in 2000. The decline was primarily due to the lower volume of products sold. Gross profit decreased 19%, or $4 million, to $18 million (24.3% of net sales) in 2001 from $22 million (27.8% of net sales) in 2000. The decrease in gross profit margin percentage was primarily due to the fact that the percentage decrease in net sales was greater than the percentage decrease in cost of sales.

         Other Items Affecting Us as a Whole. Selling, administrative and other expense declined $9 million to $75 million in 2001 from $84 million in 2000, primarily due to reduced corporate spending.

         Other (income) expense, net was expense of $1 million in 2001 as compared to $20 million in 2000. The expense of $20 million in 2000 was primarily related to the write-off of capitalized bank fees and other costs resulting from early extinguishment of debt in connection with a debt recapitalization.

         In 2001, we recorded a total of $92 million, net, in impairment losses and restructuring charges as described below:

               o In the 2001 fourth quarter, we recorded a $7 million restructuring charge and a $27 million impairment loss on long-lived and other assets. The restructuring charge related primarily to exit costs related to the mothballing of our graphite electrode operations in Caserta, Italy. $24 million of the impairment loss on long-lived assets related to assets located at our facility in Caserta, Italy. The remaining $3 million related to the impairment of available-for-sale securities.

               o In the 2001 third quarter, we recorded a $2 million restructuring charge and impairment loss on long-lived assets related to a corporate realignment of our businesses, the relocation of our corporate headquarters and the shutdown of our coal calcining operations located in Niagara Falls, New York. The charge includes severance and related benefits associated with a workforce reduction of 24 employees and impairment of leasehold improvement assets.

               o In 2001 third quarter, we reversed $2 million of prior restructuring charges based on revised lower estimates of workforce reductions and plant closure costs, and we reclassified $4 million of prior restructuring charges related to on-site waste disposal post-monitoring costs to other long-term obligations.

               o In the 2001 second quarter, we recorded a $58 million charge for restructuring and impairment loss on long-lived assets related to the shutdown of our graphite electrode manufacturing operations in Clarksville and Columbia, Tennessee and our coal calcining operations in Niagara Falls, New York. The $58 million charge includes restructuring charges of $2 million for severance and related benefits associated with a workforce reduction of 171 employees and $3 million in plant shutdown and related costs. The remaining $53 million relates to the impairment loss on long-lived assets.

         In addition, in 2001, we recorded a $10 million charge for additional potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims as well as $2 million in corporate realignment and related expenses.

         In 2000, we recorded a total of $9 million, net, in impairment losses and restructuring charges as described below:

               o In the 2000 fourth quarter, we recorded a charge of $4 million in connection with a corporate restructuring, mainly for severance and related benefits associated with a workforce reduction of 85 employees. The functional areas affected included finance, accounting, sales, marketing and administration.

               o In the 2000 third quarter, we recorded an impairment loss on long-lived assets of $3 million in connection with the re-sourcing of our U.S. cathode production to our facilities in Brazil and France and the reduction of graphite electrode production capacity to accommodate such increased cathode production in Brazil and France. This cash charge related to the write-off of certain long-lived assets located at one of our facilities in the U.S.

               o In the 2000 first quarter, we recorded a restructuring charge of $6 million in connection with a restructuring of our advanced graphite materials business. Key elements of the restructuring included elimination of certain product lines and rationalization of operations to reduce costs and improve profitability of remaining product lines. This rationalization included discontinuing certain manufacturing processes at one of our facilities in the U.S. that will be performed at our other facilities in the future. Based on subsequent developments in the 2000 third quarter, we decided not to demolish certain buildings. Therefore, in the 2000 third quarter, we reversed the $4 million of the charge related to demolition and related environmental costs. The $2 million balance of the charge included estimated severance costs for 65 employees. The restructuring was completed in 2000.

         In addition, in 2000, we recorded a $2 million write-off of costs incurred in connection with a proposed initial public offering by AET that was subsequently withdrawn.

         Interest expense decreased to $60 million in 2001 from $75 million in 2000. The decrease was due to lower average annual interest rates and lower average total debt outstanding. Our average outstanding total debt was $683 million in 2001 as compared to $780 million in 2000 and our average annual interest rate was 8.1% in 2001 as compared to 9.0% in 2000. These average annual interest rates exclude imputed interest on antitrust fines.

         Provision for income taxes was $14 million for 2001 as compared to $2 million for 2000. During 2001, the provision for income taxes reflected an effective rate of about 35%, excluding the impact of impairment losses on long-lived and other assets, restructuring charges, the charge related to antitrust investigations and related lawsuits and claims, and the charge related to the corporate realignment of our subsidiaries. For 2000, the provision for income taxes reflected an effective rate of about 30%. The increase in the effective rate in 2001 was primarily due to a higher proportion of income from higher tax jurisdictions.

         As a result of the changes described above, net loss was $87 million in 2001, a decrease of $97 million from net income of $10 million in 2000.

EFFECTS OF INFLATION

         In general, our results of operations and financial condition are affected by the inflation in each country in which we have a manufacturing facility. During the 2000 first half, the effects of inflation on our cost of sales in the U.S. and foreign countries (except for highly inflationary countries) were generally mitigated by a combination of improved operating efficiency and permanent on-going cost savings. Accordingly, during that period, these effects were not material to us. From mid-2000 through mid-2001, we experienced higher energy and raw material costs primarily due to the substantial increase in the worldwide market price of oil and natural gas. During the latter part of that period, we were able to similarly mitigate the effects of those increases on our cost of sales. We have not experienced significant inflation since mid-2001. We cannot assure that future increases in our costs will not exceed the rate of inflation or the amounts, if any, by which we may be able to increase prices for our products.

         We account for our non-U.S. subsidiaries under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation." Accordingly, except for highly inflationary countries, the assets and liabilities of our non-U.S. subsidiaries are translated into dollars for consolidation and reporting purposes. Foreign currency translation adjustments are generally recorded as part of stockholders' equity and identified as part of accumulated other comprehensive income (loss) in the Consolidated Balance Sheets until such time as their operations are sold or substantially or completely liquidated.

         Prior to August 1, 2000, our Swiss subsidiary used the dollar as its functional currency. Beginning August 1, 2000, our Swiss subsidiary began using the euro as its functional currency because its operations became predominantly euro-denominated.

         Foreign currency translation adjustments decreasing stockholders' equity amounted to $20 million, including $16 million associated with our Brazilian subsidiary, in 2002, $29 million, including $21 million associated with our South African subsidiary, in 2001 and $35 million, including $23 million associated with our South African subsidiary, in 2000.

         We maintain operations in Russia, Mexico and other countries which have had in the past, and may have now or in the future, highly inflationary economies, defined as cumulative inflation of about 100% or more over a three-calendar year period. In general, the financial statements of foreign operations in highly inflationary economies have been remeasured as if the functional currency of their economic environments were the dollar and translation gains and losses relating to these foreign operations are included in other (income) expense, net in the Consolidated Statements of Operations rather than as part of stockholders' equity in the Consolidated Balance Sheets.

         Since 1999, we have accounted for our Mexican subsidiary using the dollar as its functional currency, irrespective of Mexico's inflationary status, because its sales and purchases are predominantly dollar-denominated. We have always considered Russia to have a highly inflationary economy. Accordingly, we have always accounted for our Russian operations using the dollar as its functional currency. Foreign currency translation gains and losses relating to these subsidiaries are included in other (income) expense, net.

EFFECTS OF CHANGES IN CURRENCY EXCHANGE RATES

         We incur manufacturing costs and sell our products in multiple currencies. As a result, in general, our results of operations, cash flows and financial condition are affected by changes in currency exchange rates as well as by inflation in countries with highly inflationary economies where we have manufacturing facilities. To manage certain exposures to risks caused by changes in currency exchange rates, we use various off-balance sheet financial instruments. To account for translation of foreign currencies into dollars for consolidation and reporting purposes, we record foreign currency translation adjustments in accumulated other comprehensive income (loss) as part of stockholders' equity in the Consolidated Balance Sheets, except in the case of operations in highly inflationary economies (or which use the dollar as their functional currency) where we record foreign currency translation gains and losses as part of other (income) expense, net in the Consolidated Statement of Operations. We also record foreign currency transaction gains and losses as part of other (income) expense, net.

         When the local currencies of foreign countries in which we have a manufacturing facility decline (or increase) in value relative to the dollar, this has the effect of reducing (or increasing) the dollar equivalent cost of sales and other expenses with respect to those facilities. This effect is, however, partially offset by the cost of petroleum coke, a principal raw material used by us, which is priced in dollars. In certain countries where we have manufacturing facilities, and in certain instances where we price our products for sale in export markets, we sell in local currencies. Accordingly, when the local currencies increase (or decline) in value relative to the dollar, this has the effect of increasing (or reducing) net sales. The result of these effects is to increase (or decrease) operating profit and net income.

         Over the past three years, many of the foreign countries in which we have a manufacturing facility, particularly Brazil, have been subject to significant economic pressures, which have impacted inflation and currency exchange rates affecting those countries. As a result, many of the currencies in which we manufacture and sell our products weakened against the dollar. During 2002, the Brazilian Real declined about 35%, the South African rand increased about 38%, and the euro increased about 18%. During 2001, the euro declined about 5%, the Brazilian real declined about 16% and the South African rand declined about 36%. During 2000, the South African rand declined about 19%, the euro declined about 6% and the Brazilian real declined about 8%. In the case of net sales of graphite electrodes, the impact of these events was a reduction of about $36 million in 2000, a reduction of about $15 million in 2001 and a reduction of about $4 million in 2002. We sought to mitigate these adverse impacts on net sales by increasing local currency prices for some of our products in various regions as circumstances permitted. We cannot predict changes in currency exchange rates in the future or whether those changes will have positive or negative impacts on our net sales or cost of sales. We cannot assure you that we would be able to mitigate any adverse effects of such changes.

         We have intercompany loans between GrafTech Finance and some of our subsidiaries. Some of these loans are denominated in currencies other than the dollar and, accordingly, are subject to translation gains and losses due to changes in currency exchange rates. Some of these intercompany loans are deemed to be essentially permanent and, as a result, translation gains and losses on these loans are reflected in accumulated other comprehensive income (loss) on the Consolidated Balance Sheets. The remaining intercompany loans are expected to be repaid in the foreseeable future and, as a result, translation gains and losses on these loans are reflected in other (income) expense, net on the Consolidated Statement of Operations. Foreign currency translation gains and losses relating to these loans included in other (income) expense, net, were a gain of $8 million in 2000, a loss of $4 million in 2001 and a gain of $21 million in 2002.

         To manage certain exposures to specific financial market risks caused by changes in currency exchange rates, we use various financial instruments. The amount of currency exchange contracts used by us to minimize these risks was $56 million at December 31, 2002 and $37 million at December 31, 2001.


LIQUIDITY AND CAPITAL RESOURCES

         Our sources of funds have consisted principally of invested capital, cash flow from operations, debt financing and, since July 2001, net proceeds from our public offering of common stock. Our uses of those funds (other than for operations) have consisted principally of debt reduction, capital expenditures, payment of fines, liabilities and expenses in connection with investigations, lawsuits and claims and payment of restructuring costs.

         We are highly leveraged and have substantial obligations in connection with antitrust investigations, lawsuits and claims. We had total debt of $731 million and a stockholders' deficit of $381 million at December 31, 2002 as compared to total debt of $638 million and a stockholders' deficit of $332 million at December 31, 2001. We expect that our debt will increase by about $35 to $40 million at the end of 2003 as compared to the end of 2002, before taking into account possible asset sales. At December 31, 2002, a substantial portion of our debt had variable interest rates. In addition, if we are required to pay or issue a letter of credit to secure payment of the fine assessed by the antitrust authority of the European Union pending resolution of our appeal regarding the amount of the fine, the payment would be financed by borrowing under (or secured by a letter of credit that would constitute a borrowing under) our revolving credit facility. Cash and cash equivalents were $11 million at December 31, 2002 as compared to $38 million at December 31, 2001. We do not believe that we will have positive annual cash flow from operations in 2003. We believe that, following a recovery in the steel, aluminum and transportation industries, our cash flow from operations will return to positive levels.

         Our leverage and obligations, as well as changes in conditions affecting our industry, changes in global and regional economic conditions and other factors, have adversely impacted our recent financial performance. In light of those factors, we closely monitor compliance with our debt covenants.

         LONG-TERM CONTRACTUAL, COMMERCIAL AND OTHER OBLIGATIONS AND COMMITMENTS. The following tables summarizes our long-term contractual obligations and other commercial commitments at December 31, 2002.

                                                                                         PAYMENT DUE BY PERIOD
                                                                                         ---------------------
                                                                             LESS
                                                                            THAN 1         1-3           4-5         AFTER 5
                                                              TOTAL          YEAR         YEARS         YEARS         YEARS
                                                                                  (DOLLARS IN MILLIONS)
            CONTRACTUAL AND OTHER OBLIGATIONS
            ---------------------------------
Long-term debt........................................     $     699     $      -      $      1      $    148      $    550
Capital lease obligations.............................             2            -             2                           -
Operating leases......................................             8            3             4             1             -
Unconditional purchase obligations....................            53            8            16            12            17
                                                           ---------     --------      --------      --------      --------
     Total contractual obligations....................           762           11            23           161           567
Estimated liabilities and expenses in connection with
     antitrust investigations and related lawsuits and
     claims...........................................            98            3            67            28             -
Postretirement, pension and related benefits..........           131           12            28            24            67
Other long-term obligations...........................            32            3             8             4            17
                                                           ---------     --------      --------      --------      --------
     Total contractual and other obligations..........     $   1,023     $     29      $    126      $    217      $    651
                                                           =========     ========      ========      ========      ========

                                                                               AMOUNT OF COMMITMENT EXPIRATION BY PERIOD
                                                                               -----------------------------------------
                                                                             LESS
                                                                            THAN 1         1-3           4-5         AFTER 5
                                                              TOTAL          YEAR         YEARS         YEARS         YEARS
                                                                                  (DOLLARS IN MILLIONS)
              OTHER COMMERCIAL COMMITMENTS
              ----------------------------
Lines of credit.......................................     $      9      $      9      $      -      $      -      $      -
Letter of credit......................................           14            14             -             -             -
Guarantees............................................            7             6             -             -             1
                                                           --------      --------      --------      --------      --------
     Total other commercial commitments...............     $     30      $     29      $      -      $      -      $      1
                                                           ========      ========      ========      ========      ========

         The first preceding table includes our reserve for estimated liabilities and expenses in connection with antitrust investigations and related lawsuits and claims, which includes the fine of (euro)50.4 million assessed against us by the EU Competition Authority. The timing of such payments is not known and for purposes of this table is split between the columns captioned "payments due in 1-3 years" and "payments due in 4-5 years" on the line entitled "estimated liabilities and expenses in connection with antitrust investigations and related lawsuits and claims." It is the policy of EU Competition Authority to negotiate appropriate terms of payment of antitrust fines, including extended payment terms. We have had discussions regarding such payment terms. We have also filed an appeal to the court challenging the amount of the fine. We cannot predict how or when the court would rule on the appeal. While we cannot assure that such will be the case, we believe that amount of the fine will be impacted by the appeal and that, after such ruling, we will be permitted to pay the fine over an extended period. In addition, if we are required to pay (or issue a letter of credit to secure payment of) the fine pending resolution of our appeal, the payment would be financed by a borrowing under (or the letter of credit would constitute a borrowing under) our revolving credit facility. Such a requirement would result in a change in the manner in which such amount is reflected in the preceding tables.

         Effective April 2001, we entered into a ten-year information technology service contract with CGI Group Inc., which became the delivery arm for our global information technology services. The first preceding table includes a line entitled "unconditional purchase obligations" that includes the remaining $44 million relating to that contract. In September 2002, we entered into a ten-year outsourcing contract with CGI to provide finance and accounting business process services valued at $36 million. That contract does not constitute as an unconditional purchase obligation and therefore is not included in the first preceding table.

         The second preceding table includes a line entitled "lines of credit." These are local lines of credit established by our foreign subsidiaries for working capital purposes and are not part of our revolving credit facility.

         Our pension benefit obligations were underfunded by $80 million at December 31, 2002 as compared to $50 million at December 31, 2001. This increase in underfunding was primarily due to the decline in asset values resulting from the decline in the capital markets in the U.S. in 2002.

         CASH FLOW AND PLANS TO MANAGE LIQUIDITY. Changes in conditions affecting our industry, changes in global and regional economic conditions and other factors have adversely impacted our recent financial performance. As a result of these changes, our high leverage, our substantial obligations in connection with antitrust investigations, lawsuits and claims and our substantial other long-term contractual and commercial obligations and commitments, we have placed high priority on efforts to manage cash, generate additional cash flow and reduce debt. Our longer-term efforts include our 1998 major cost savings plan, our 2002 major cost savings plan and our other cost savings activities, our strategic alliances and our financing activities. Our shorter-term efforts include our interest rate management and working capital initiatives.

         During the four years prior to 2002, we have had positive annual cash flow from operations, excluding payments in connection with restructurings and investigations, lawsuits and claims. Typically, the first quarter of each year results in neutral or negative cash flow from operations (excluding cash used for capital expenditures and payments in connection with restructurings and investigations, lawsuits and claims) due to various factors. Factors impacting seasonality include customer order patterns, customer buy-ins in advance of annual price increases, fluctuations in working capital requirements and payment of variable compensation with respect to the immediately preceding year. Typically, the other three quarters result in positive cash flow from operations (before such exclusions). The third quarter tends to produce relatively less positive cash flow primarily as a result of scheduled plant shutdowns by our customers for vacations. Prior to 2000, our cash flow from operations (before such exclusions) in the first and third quarters was adversely impacted by the semi-annual interest payments on our previously outstanding senior subordinated notes. The second and fourth quarters correspondingly benefited from the absence of interest payments on such notes. We expect the semi-annual interest payments on the Senior Notes to have a similar impact.

         As part of our cash management, we typically discount or factor a portion of our accounts receivable. Certain of our subsidiaries sold receivables totaling $187 million in 2002, $223 million in 2001 and $152 million in 2000. If we had not sold such receivables, our accounts receivable and our debt would have been about $46 million higher at December 31, 2002. In addition, careful management of credit risk over the past two years has allowed us to avoid significant accounts receivable losses notwithstanding the poor financial condition of many of our potential and existing customers. In light of current global and regional economic conditions, we cannot assure that we will not be materially adversely affected by accounts receivable losses in the future.

         We use, and are dependent on, funds available under our revolving credit facility, as well as cash flow from operations as our primary sources of liquidity. As a result, we are also dependent upon continued compliance with the financial covenants under the Senior Facilities. We believe that our cost savings initiatives will, over the next one to two years, continue to improve our cash flow from operations for a given level of net sales. Improvements in cash flow from operations resulting from these initiatives are being partially offset by associated cash implementation costs, while they are being implemented. We also believe that our planned asset sales together with these improvements in cash flow from operations should allow us to reduce our debt.

         We may from time to time and at any time, at prevailing market prices, exchange or purchase Senior Notes in open market or privately negotiated transactions for cash (from cash on hand, borrowings under our revolving credit facility or new credit facilities, or proceeds from sale of debt or equity securities or assets), common stock or other equity or debt securities, or a combination thereof. We may at any time and from time to time seek and obtain consent from the lenders under the Senior Facilities with respect to any restrictions thereunder applicable to such transactions. We will evaluate any such transaction in light of then prevailing market conditions and our then current and prospective liquidity and capital resources, including projected and potential needs and prospects for access to capital markets. Any such transactions may, individually or in the aggregate, be material.

         Our high leverage and substantial antitrust related and other obligations could have a material impact on our liquidity. Our cash flow services payment of our debt and these obligations, thereby reducing funds available to us for other purposes. Our leverage and these obligations make us more vulnerable to economic downturns or in the event that these obligations are greater or timing of payment is sooner than expected.

         Our ability to service our debt as it comes due is dependent on our future financial and operating performance. Our ability to maintain compliance with the covenants under the Senior Facilities is also dependent on our future financial and operating performance. This performance, in turn, is subject to various factors, including certain factors beyond our control, such as changes in conditions affecting our industry, changes in global and regional economic conditions, changes in interest and currency exchange rates, developments in antitrust investigations, lawsuits and claims involving us and inflation in raw material, energy and other costs.

         We cannot assure that our cash flow and capital resources will be sufficient to enable us to meet our debt service, antitrust related and other obligations when due. Even if we are able to meet our debt service, antitrust related and other obligations when due, we may not be able to comply with the covenants and other provisions under the Senior Facilities. These covenants and provisions include financial covenants and representations regarding absence of material adverse changes affecting us. A failure to comply, unless waived by the lenders, would be a default under the Senior Facilities. This would permit the lenders to accelerate the maturity of the Senior Facilities. It would also permit the lenders to terminate their commitments to extend credit under our revolving credit facility. This would have an immediate material adverse effect on our liquidity. An acceleration of maturity of the Senior Facilities or a breach of the covenants contained in the Senior Notes would permit the holders of the Senior Notes to accelerate the maturity of the Senior Notes. Acceleration of maturity of the Senior Notes would permit the lenders to accelerate the maturity of the Senior Facilities and terminate their commitments to extend credit under our revolving credit facility. If we were unable to repay our debt to the lenders or holders, the lenders and holders could proceed against the collateral securing the Senior Facilities and the Senior Notes, respectively, and exercise all other rights available to them. If we were unable to repay our debt to the lenders or the holders, or otherwise obtain a waiver from the lenders or the holders, we could be required to limit or discontinue, temporarily or permanently, certain of our business plans, activities or operations, reduce or delay certain capital expenditures, sell certain of our assets or businesses, restructure or refinance some or all of our debt or incur additional debt, or sell additional common stock or other securities. We cannot assure that we would be able to obtain any such waiver or take any of such actions on favorable terms or at all.

         As described above, we are dependent on our revolving credit facility and continuing compliance with the financial covenants under the Senior Facilities for liquidity. The Senior Facilities require us to, among other things, comply with financial covenants relating to specified minimum interest coverage and maximum net senior secured debt leverage ratios that become more restrictive over time. At December 31, 2002, we were in compliance with the financial covenants under the Senior Facilities. If we were to believe that we would not continue to comply with such covenants, we would seek an appropriate waiver or amendment from the lenders thereunder. We cannot assure that would be able to obtain such waiver or amendment on acceptable terms or at all.

         While our revolving credit facility provides for maximum borrowings of up to (euro)200 million ($210 million, based on currency exchange rates in effect at December 31, 2002), our ability to borrow under this facility may effectively be less because of the impact of additional borrowings upon our compliance with the maximum net senior secured debt leverage ratio permitted or minimum interest coverage ratio required under the Senior Facilities. In addition, (euro)25 million of the (euro)200 million is reserved exclusively for use to pay or secure payment of the fine assessed by the antitrust authority of the European Union. At December 31, 2002, we had full availability under our revolving credit facility and the outstanding balance thereunder was $10 million. In addition, payment of the fine or issuance of a letter of credit to secure payment of the fine assessed by the antitrust authority of the European Union would significantly reduce remaining funds available under our revolving credit facility for operating and other purposes.

         We believe that the long-term fundamentals of our business continue to be sound. Accordingly, although we cannot assure that such will be the case, we believe that, based on our expected cash flow from operations, our expected resolution of our remaining obligations in connection with antitrust investigations, lawsuits and claims, and our existing capital resources, and taking into account our efforts to reduce costs and working capital needs, improve efficiencies and product quality, generate growth and cash flow and maximize funds available to meet our debt service and other obligations, we will be able to manage our liquidity to permit us to service our debt and meet our obligations when due.

         DESCRIPTION OF SENIOR FACILITIES.  The Senior Facilities consist of:

          o A Tranche A Facility which provided for initial term loans of $137 million and (euro)161 million (equivalent to $158 million based on currency exchange rates in effect at February 22, 2000) to GrafTech Finance. At December 31, 2002, the Tranche A Facility had been fully repaid and terminated.

          o A Tranche B Facility providing for initial term loans of $350 million to GrafTech Finance. At December 31, 2002, the principal amount of term loans outstanding under the Tranche B Facility was $137 million, all of the scheduled principal payments of which are due in 2007.

          o A Revolving Facility providing for dollar and euro-denominated revolving and swing line loans to, and the issuance of dollar-denominated letters of credit for the account of, GrafTech Finance and certain of our other subsidiaries in an aggregate principal and stated amount at any time not to exceed, initially,(euro)250 million and, at December 31, 2002,(euro)200 million ((euro)25 million of which can only be used to pay or secure payment of the fine assessed by the EU Competition Commission). The Revolving Facility terminates on February 22, 2006. As a condition to each borrowing under the Revolving Facility, we are required to represent, among other things, that the aggregate amount of payments made (excluding certain imputed interest) and additional reserves created in connection with antitrust, securities and stockholder derivative investigations, lawsuits and claims do not exceed $340 million by more than $75 million (which $75 million is reduced by the amount of certain debt (excluding the Senior Notes) incurred by us that is not incurred under the Senior Facilities ($22 million of which debt was outstanding at December 31, 2002)).

         We are generally required to make mandatory prepayments in the amount of:

          o Either 75% or 50% (depending on our net debt leverage ratio, which is the ratio of our net debt to our EBITDA) of excess cash flow. The obligation to make these prepayments, if any, arises after the end of each year with respect to adjusted excess cash flow during the prior year;

          o 100% of the net proceeds of certain asset sales or incurrence of certain indebtedness; and

          o 50% of the net proceeds of the issuance of certain GTI equity securities.

         We may make voluntary prepayments under the Senior Facilities. There is no penalty or premium due in connection with prepayments (whether voluntary or mandatory).

         GrafTech Finance has made and may make secured and guaranteed intercompany loans of the net proceeds of borrowings under the Senior Facilities to GrafTech Global's subsidiaries. The obligations of GrafTech Finance under the Senior Facilities are secured, with certain exceptions, by first priority security interests in all of these intercompany loans (including the related security interests and guarantees). We used the proceeds from the issuance of the Senior Notes in February 2002 to finance the repayment of all of these intercompany loans that were outstanding at that time, except for intercompany revolving loans to UCAR Carbon and our Swiss subsidiary.

         GTI unconditionally and irrevocably guarantees the obligations of GrafTech Finance under the Senior Facilities. This guarantee is secured, with certain exceptions, by first priority security interests in all of the outstanding capital stock of GrafTech Global and GrafTech Finance, all of the intercompany debt owed to GTI and GTI's interest in the lawsuit initiated by us against our former parents.

         GTI, GrafTech Global and each of GrafTech Global's subsidiaries guarantees, with certain exceptions, the obligations of GrafTech Global's subsidiaries under the intercompany loans, except that our foreign subsidiaries do not guarantee the intercompany loan obligations of our U.S. subsidiaries.

         The obligations of GrafTech Global's subsidiaries under the intercompany loans as well as these guarantees are secured, with certain exceptions, by first priority security interests in substantially all of our assets, except that no more than 65% of the capital stock or other equity interests in our foreign subsidiaries held directly by our U.S. subsidiaries, and no other foreign assets, secure obligations or guarantees of our U.S. subsidiaries.

         At December 31, 2002, the interest rate applicable to the Revolving Facility is, at our option, either euro LIBOR plus a margin ranging from 1.375% to 3.375% (depending on our leverage ratio) or the alternate base rate plus a margin ranging from 0.375% to 2.375% (depending on our leverage ratio). At December 31, 2002, the interest rate applicable to the Tranche B Facility is, at our option, either euro LIBOR plus a margin ranging from 2.875% to 3.625% (depending on our leverage ratio) or the alternate base rate plus a margin ranging from 1.875% to 2.625% (depending on our leverage ratio). The alternate base rate is the higher of the prime rate announced by JP Morgan Chase Bank or the federal funds effective rate, plus 0.50%. GrafTech Finance pays a per annum fee ranging from 0.375% to 0.500% (depending on our leverage ratio) on the undrawn portion of the commitments under the Revolving Facility. At December 31, 2002, the interest rates on outstanding debt under the Senior Facilities were:
Tranche B Facility, 5.4%; dollar-denominated borrowings under the Revolving Facility, 4.8%; and euro-denominated borrowings under the Revolving Facility, 6.4%. The weighted average interest rate on the Senior Facilities was 5.6% during 2002.

         The Senior Facilities contain a number of significant covenants that, among other things, significantly restrict our ability to sell assets, incur additional debt, repay or refinance other debt or amend other debt instruments, create liens on assets, enter into sale and lease back transactions, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, make intercompany dividend payments to GTI, pay intercompany debt owed to GTI, engage in transactions with affiliates, pay dividends to stockholders of GTI or make other restricted payments and that otherwise significantly restrict corporate activities. In addition, we are required to comply with financial covenants relating to specified minimum interest coverage ratios and maximum net senior secured debt leverage ratios (which is the ratio of our net senior secured debt to our EBITDA), which become more restrictive over time, beginning September 30, 2003.

         Under the Senior Facilities, GTI is permitted to pay dividends on, and repurchase, common stock in an aggregate annual amount of $25 million, plus up to an additional $25 million if certain leverage ratio and excess cash flow requirements are satisfied. We are also permitted to repurchase common stock from present or former directors, officers or employees in an aggregate amount of up to the lesser of $5 million per year (with unused amounts permitted to be carried forward) or $25 million on a cumulative basis since February 22, 2000.

         In addition to the failure to pay principal, interest and fees when due, events of default under the Senior Facilities include: failure to comply with applicable covenants; failure to pay when due, or other defaults permitting acceleration of, other indebtedness exceeding $7.5 million; judgment defaults in excess of $7.5 million to the extent not covered by insurance; certain events of bankruptcy; and certain changes in control.

         CERTAIN AMENDMENTS TO THE SENIOR FACILITIES. In April 2001, the Senior Facilities were amended to, among other things, exclude certain expenses incurred in connection with the lawsuit initiated by us against our former parents (up to a maximum of $20 million, but not more than $3 million in any quarter) and certain charges and payments in connection with antitrust fines, settlements and expenses from the calculation of financial covenants. After giving effect to subsequent amendments to the Senior Facilities, payments within the $340 million charge recorded in 1997 are excluded from the calculation of financial covenants and charges over and above the $340 million charge are excluded from the calculation of financial covenants (until paid) up to a maximum of $75 million reduced by the amount of certain debt (other than the Senior Notes) incurred by us that is not incurred under the Senior Facilities ($22 million of which debt was outstanding at December 31, 2002). As a result, the fine assessed by the EU Competition Authority, as well as the additional $10 million charge recorded in July 2001 and any payments related to such fine (including payments within the $340 million charge), are excluded from such calculations.

         In July 2001, in connection with an underwritten public offering of common stock, the Senior Facilities were amended to, among other things, change our financial covenants so that they were less restrictive than would otherwise have been the case. In connection therewith, we agreed that our investments in unrestricted subsidiaries after this amendment will be made in the form of secured loans, which will be pledged to secure the Senior Facilities. In connection therewith, we paid an amendment fee of $2 million and the margin that is added to either euro LIBOR or the alternate base rate in order to determine the interest rate payable thereunder increased by 25 basis points.

         In December 2001, the Senior Facilities were amended to, among other things, permit a corporate realignment of our subsidiaries. In connection therewith, we paid an amendment fee of $1 million.

         In February 2002, the Senior Facilities were amended to, among other things, permit us to issue up to $400 million aggregate principal amount of Senior Notes. The amendment also changed the manner in which net debt and EBITDA are calculated to exclude any letter of credit issued to secure payment of the antitrust fine assessed against us by the EU Competition Authority. In addition, the amendment expanded our ability to make certain investments, including investments in AET, and eliminated provisions relating to a spin-off of AET. In connection therewith, we paid an amendment fee of $1 million and the margin that is added to either euro LIBOR or the alternate base rate in order to determine the interest rate payable thereunder increased by 37.5 basis points.

         In May 2002, the Senior Facilities were amended to, among other things, permit us to issue up to $150 million aggregate principal amount of Senior Notes. In connection with this amendment, our maximum permitted leverage ratio was changed to measure the ratio of net senior secured debt to EBITDA as against new specified amounts. Our interest coverage ratio was also changed. We believe that these changed ratios provide us with greater flexibility. In addition, the amendment reduced the maximum amount available under the Revolving Facility to
(euro)200 million from (euro)250 million ((euro)25 million of which can only be used to pay or secure payment of the fine assessed by the EU Competition Authority) and reduced the basket for certain debt incurred by us that is not incurred under the Senior Facilities (excluding the Senior Notes) to $75 million from $130 million ($22 million of which debt was outstanding at December 31, 2002). In connection with the amendment and the consent, we paid fees and costs of $1 million.

         SENIOR NOTES. On February 15, 2002, GrafTech Finance issued $400 million aggregate principal amount of Senior Notes. Interest on the Senior Notes is payable semi-annually on February 15 and August 15 of each year, commencing August 15, 2002, at the rate of 10.25% per annum. The Senior Notes mature on February 15, 2012.

         In April 2002, we obtained consent from the holders of the Senior Notes issued in February 2002 to amend the Indenture so as to waive the requirement to use the gross proceeds from the issuance of up to $150 million aggregate principal amount of additional Senior Notes to make intercompany loans to our foreign subsidiaries. On April 30, 2002, we entered into a Supplemental Indenture.

         On May 6, 2002, GrafTech Finance issued $150 million aggregate principal amount of additional Senior Notes at a purchase price of 104.5% of principal amount, plus accrued interest from February 15, 2002, under the same Indenture pursuant to which it issued the Senior Notes in February 2002. The Senior Notes constitute one class of debt securities under the Indenture. The additional Senior Notes bear interest at the same rate and mature on the same date as the Senior Notes issued in February 2002. The $7 million premium received upon issuance of the additional Senior Notes was added to the principal amount of the Senior Notes shown on the Consolidated Balance Sheets and is amortized (as a credit to interest expense) over the term of the additional Senior Notes. As a result of our receipt of such premium, the effective annual interest rate on the additional Senior Notes is about 9.5%.

         On June 5, 2002, GrafTech Finance offered to exchange new registered Senior Notes (and related guarantees) that are substantially identical to the previously outstanding Senior Notes (and related guarantees), except that certain transfer restrictions and registration rights relating to the previously outstanding Senior Notes would not apply to the new registered Senior Notes (and related guarantees). All of the previously outstanding Senior Notes (and related guarantees) were exchanged under the exchange offer.

         Except as described below, GrafTech Finance may not redeem the Senior Notes prior to February 15, 2007. On or after that date, GrafTech Finance may redeem the Senior Notes, in whole or in part, at specified redemption prices beginning at 105.125% of the principal amount redeemed for the year commencing February 15, 2007 and reducing to 100.00% of the principal amount redeemed for the years commencing February 15, 2010, and thereafter, in each case plus accrued and unpaid interest to the redemption date.

         In addition, before February 15, 2005, GrafTech Finance is entitled at its option on one or more occasions to redeem Senior Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of Senior Notes originally issued by GrafTech Finance at a redemption price of 110.25% of the principal amount redeemed, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more underwritten primary public offerings of common stock of GTI pursuant to an effective registration statement under the Securities Act so long as:

          o at least 65% of such aggregate principal amount of Senior Notes remains outstanding immediately after each such redemption (other than Senior Notes held, directly or indirectly, by us); and

          o each such redemption occurs within 60 days after the date of the related public offering.

         Upon the occurrence of a change of control, GrafTech Finance will be required to make an offer to repurchase the Senior Notes at a price equal to 101.00% of the principal amount redeemed, plus accrued and unpaid interest to the redemption date. For this purpose, a change in control occurs on:

          o the date on which any person beneficially owns more than 35% of the total voting power of GTI; or

          o the date on which individuals, who on the issuance date of the Senior Notes were directors of GTI (or individuals nominated or elected by a vote of 66 2/3% of such directors or directors previously so elected or nominated), cease to constitute a majority of GTI's Board of Directors then in office; or

          o the date on which a plan relating to the liquidation or dissolution of GTI is adopted; or

          o the date on which GTI merges or consolidates with or into another person, or another person merges into GTI, or all or substantially all of GTI's assets are sold (determined on a consolidated basis), with certain specified exceptions; or

          o the date on which GTI ceases to own, directly or indirectly, all of the voting power of GrafTech Global, UCAR Carbon and GrafTech Finance.

         The Senior Notes rank senior to present and future subordinated debt and equally with present and future senior debt and obligations of GrafTech Finance. The Senior Notes are effectively subordinated to present and future secured debt and obligations of GrafTech Finance, to the extent of the value of the assets securing such debt and obligations, and are structurally subordinated to debt and obligations, including trade payables, of subsidiaries that are neither guarantors of the Senior Notes nor unsecured intercompany term note obligors.

         GTI, GrafTech Global and UCAR Carbon and other U.S. subsidiaries holding a substantial majority of our U.S. assets have guaranteed the Senior Notes on a senior unsecured basis, except that the guarantee by UCAR Carbon is secured as described below.

         Unsecured intercompany term notes in an aggregate principal amount equal to $448 million (based on currency exchange rates in effect at December 31, 2002) and guarantees of those unsecured intercompany term notes issued to GrafTech Finance by certain of our foreign subsidiaries have been pledged by GrafTech Finance to secure the Senior Notes, subject to the limitation that at no time will the combined value of the pledged portion of any foreign subsidiary's unsecured intercompany term note and unsecured guarantee of unsecured intercompany term notes issued by other foreign subsidiaries exceed 19.99% of the principal amount of the then outstanding Senior Notes. As a result of this limitation, the principal amount of unsecured intercompany term notes pledged to secure the Senior Notes equals $399 million, or about 73% of the principal amount of the outstanding Senior Notes. The remaining unsecured intercompany term notes held by GrafTech Finance in an aggregate principal amount of $49 million (based on currency exchange rates in effect at December 31, 2002), and any pledged unsecured intercompany term notes that cease to be pledged due to a reduction in the principal amount of the then outstanding Senior Notes due to redemption, repurchase or other events, will not be subject to any pledge and will be available to satisfy the claims of creditors (including the lenders under the Senior Facilities and the holders of the Senior Notes) of GrafTech Finance, as their interests may appear. The Senior Notes contain provisions restricting, subject to certain exceptions, the pledge of those unsecured intercompany term notes to secure any debt or obligation unless they are equally and ratably pledged to secure the Senior Notes for so long as such other pledge continues in effect.

         The guarantee by UCAR Carbon has been secured by a pledge of all of our shares of AET, but at no time will the value of the pledged portion of such shares exceed 19.99% of the principal amount of the then outstanding Senior Notes. The pledge of the shares of AET is junior to the pledge of the same shares to secure UCAR Carbon's guarantee of the Senior Facilities.

         The unsecured intercompany term note obligations rank senior to present and future subordinated guarantees, debt and obligations of the respective obligors, and equally with present and future senior guarantees, debt and obligations of the respective obligors. The unsecured intercompany term note obligations are effectively subordinated to present and future secured guarantees, debt and obligations of the respective obligors, to the extent of the value of the assets securing such guarantees, debt and obligations, and are structurally subordinated to guarantees, debt and obligations, including trade payables, of subsidiaries of the respective obligors that are not also unsecured intercompany term note obligors.

         The Senior Notes contain a number of covenants that, among other things, restrict our ability to incur additional indebtedness, pay dividends, make investments, create or permit to exist restrictions on distributions from subsidiaries, sell assets, engage in certain transactions with affiliates or enter into certain mergers and consolidations.

         In addition to the failure to pay principal and interest when due or to repurchase Senior Notes when required, events of default under the Senior Notes include: failure to comply with applicable covenants; failure to pay at maturity or upon acceleration indebtedness exceeding $10 million; judgment defaults in excess of $10 million to the extent not covered by insurance; and certain events of bankruptcy.

         The Senior Notes contain provisions as to legal defeasance and covenant defeasance.

         RELATED PARTY TRANSACTIONS. We have not, since January 1, 2000, engaged in any material transactions with affiliates or related parties other than transactions with our subsidiaries (including Carbone Savoie and AET), compensatory transactions (including employee benefits, stock option and restricted stock grants, compensation deferral and executive employee loans and stock purchases) with directors or officers, and transactions with our 25%-owned joint venture with Jilin in China.

         We have not been, since January 1, 2000, affiliated with or related to any special purpose entity other than GrafTech Finance.

         OFF-BALANCE-SHEET FINANCINGS AND COMMITMENTS. We do not have any material off-balance-sheet financing arrangements or other commitments (including non-exchange traded contracts), other than:

          o Interest rate caps and currency exchange rate contracts which are described under "Item 7A. Quantitative and Qualitative Disclosures About Market Risk."

          o Commitments under non-cancelable operating leases that, at December 31, 2002, total less than $1 million in each year and $4 million in the aggregate.

          o Commitments under our information technology outsourcing services agreement with CGI Group Inc. that, at December 31, 2002, total approximately $5 million in each year and about $44 million in the aggregate.

         As part of our cash management activities, we seek to manage accounts receivable credit risk, collections, and accounts payable and payments thereof to maximize our free cash at any given time. Careful management of credit risk has allowed us to avoid significant accounts receivable losses in light of the poor financial condition of many of our potential and existing customers. In light of current and prospective global and regional economic conditions, we cannot assure you that we will not be materially adversely affected by accounts receivable losses in the future. We typically discount or factor a substantial portion of our accounts receivable. Certain of our subsidiaries sold accounts receivable aggregating $186 million in 2002, $223 million in 2001 and $152 million in 2000. We estimate that $46 million of such accounts receivable would have been outstanding at December 31, 2002. Accounts receivable sold and remaining on the Consolidated Balance Sheet aggregated $1 million at December 31, 2002.

         CASH FLOW (USED IN) PROVIDED BY OPERATING ACTIVITIES. Cash flow used in operations was $60 million in 2002 as compared to cash flow provided by operations of $17 million in 2001, a decline of $77 million. This decline was primarily due to a decrease in net income before non-cash charges (credits) of $68 million from a positive $55 million in 2001 to a negative $13 million in 2002, primarily due to lower net sales. In addition, use of working capital increased $6 million. Cash flow provided by operating activities from discontinued operations was not material to our consolidated cash flow used in or provided by operating activities.

         Working capital was a use of $38 million of cash flow in 2002, an increase of $6 million from a use of $32 million of cash flow in 2001. The change in working capital occurred primarily due to a $38 million decrease in accounts payable and accruals, a $25 million increase in notes and accounts receivable and a $2 million increase in prepaid expenses and other current assets, largely offset by a $32 million decrease in inventories and a $27 million reduction in payments related to antitrust investigations and related lawsuits and claims and payments related to restructurings. Accounts payable and accruals declined primarily due to the mothballing of our Italian and U.S. graphite electrode operations and the high level of accounts payable at December 31, 2001. Accounts receivable increased primarily due to higher net sales in the 2002 fourth quarter as compared to the 2001 fourth quarter. Inventory levels decreased due to the mothballing of our graphite electrode operations in Italy and U.S.

         Cash flow provided by operations was $17 million in 2001 as compared to cash flow provided by operations of $94 million in 2000. This decline of $77 million resulted primarily from an increase of $74 million in the use of cash flow for working capital. Net income before non-cash items charges (credits) and extraordinary items (net of tax) was stable at $55 million in each of 2000 and 2001.

         Working capital was a use of $32 million of cash flow in 2001, a change of $74 million from a source of $42 million of cash flow in 2000. The change occurred primarily due to a $38 million increase in inventories, a $18 million increase in accounts payable, a $11 million increase in restructuring payments, and a $3 million increase in prepaid expenses, partially offset by a $7 million reduction in payments for antitrust fines and net settlements and expenses. Graphite electrode inventory levels increased primarily due to transitioning activities in connection with the shutdown of our U.S. graphite electrode manufacturing operations and lower than expected volume of graphite electrodes sold. Accounts payable increased primarily due to our cash management activities, partially offset by lower spending, including lower purchases of petroleum coke as excess inventories stockpiled following the explosion at one of ConocoPhillips' petroleum coke plants were reduced and lower production levels as demand for graphite electrodes and certain other products weakened during 2001.

         CASH FLOW USED IN INVESTING ACTIVITIES. We used $50 million of cash flow in investing activities during 2002 as compared to $39 million during 2001, in each case primarily for capital expenditures. The increase of $11 million was primarily due to an increase in capital expenditures. Capital expenditures in 2002 related primarily to expansion of manufacturing graphite electrode capacity in Mexico, expansion of cathode manufacturing capacity in France, JD Edwards system implementation and essential maintenance.

         We used $39 million of cash flow in investing activities during 2001 as compared to $50 million during 2000, in each case primarily for capital expenditures. The reduction of $11 million was primarily due to a reduction in capital expenditures that did not constitute strategic capital investments or essential maintenance.

         CASH FLOW PROVIDED BY (USED IN) FINANCING ACTIVITIES. Cash flow provided by financing activities was $79 million during 2002 as compared to cash flow provided by financing activities of $15 million in 2001. The increase of $64 million was primarily attributable to $557 million of proceeds from our sale of $550 million of Senior Notes in 2002, of which $392 million was used to repay other long term debt, $86 million was used to repay borrowings under our revolving credit facility and $21 million was used to pay financing costs. In addition, we received $10 million from the reset of interest rate swaps.

         Cash flow provided by financing activities was $15 million during 2001 as compared to cash flow used in financing activities of $13 million in 2000. During 2001, we received net proceeds of $91 million from our public offering of common stock in July 2001, and $9 million from an additional minority investment in connection with the broadening of our strategic alliance in the cathode business with Pechiney, and made $84 million in net debt repayments. During 2000, we incurred $28 million of costs, fees and expenses in connection with our debt recapitalization in February 2000 and had an increase in net borrowing of $13 million.


RESTRICTIONS ON DIVIDENDS AND STOCK REPURCHASES

         Under the Senior Facilities, we are generally permitted to pay dividends on common stock and repurchase common stock in an aggregate annual amount of between $25 million and $50 million, depending on our leverage ratio and excess cash flow. Under the Senior Notes, we are generally permitted to pay dividends on common stock and repurchase common stock in an aggregate cumulative (from February 15, 2002) amount of $25 million, plus certain consolidated net income, equity proceeds and investment gains.


CRITICAL ACCOUNTING POLICIES

         Critical accounting policies as those that require difficult, subjective or complex judgments by management, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

         Our significant accounting policies are described in Note 2 to the Consolidated Financial Statements. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments. However, the following accounting policies could be deemed to be critical.

         RELIANCE ON ESTIMATES. In preparing the Consolidated Financial Statements, we use and rely on estimates in determining the economic useful lives of our assets, obligations under our employee benefit plans, provisions for doubtful accounts, provisions for restructuring charges and contingencies, tax valuation allowances, evaluation of goodwill and other intangible assets, pension and post-retirement benefit obligations and various other recorded or disclosed amounts. Estimates require us to use our judgment. While we believe that our estimates for these matters are reasonable, if the actual amount is significantly different than the estimated amount, our assets, liabilities or results of operations may be overstated or understated.

         EMPLOYEE BENEFIT PLANS. We sponsor various retirement and pension plans, including defined benefit, defined contribution plans and post retirement benefit plans that cover most employees worldwide. These plans require assumptions for the discount rate, expected return on plan assets, expected salary increases and health care cost trend rate. See Note 11 to the Consolidated Financial Statements for further detail on these rates and the effect of a change in these rates on our results of operations.

         FINANCIAL INSTRUMENTS. Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138. The adoption did not have a significant impact on our consolidated financial position or results of operations. We do not use derivative financial instruments for trading purposes. They are used to manage well-defined currency exchange rate risks and interest rate risks.

         We enter into foreign currency instruments to manage exposure to currency exchange rate fluctuations. These foreign currency instruments, which include, but not limited to, forward exchange contracts and purchased currency options, attempt to hedge global currency exposures, net, relating to euro-denominated debt, identifiable foreign currency receivables, payables and commitments held by our foreign and domestic subsidiaries. Forward exchange contracts are agreements to exchange different currencies at a specified future date and at a specified rate. Purchased foreign currency options are instruments which give the holder the right, but not the obligation, to exchange different currencies at a specified rate at a specified date or over a range of specified dates. Forward exchange contracts and purchased currency options are carried at market value. Gains and losses due to the recording of such contracts at fair value are recognized currently as other (income) expense, net. At December 31, 2002 and 2001, the aggregate net notional amount of these contracts approximated $56 million and $37 million, respectively. All of these contracts mature within one year and are marked to market monthly. Unrealized gains and losses on outstanding foreign currency contracts was a loss of $3 million at December 31, 2002 and nil at December 31, 2001.

         We implement interest rate management initiatives to seek to minimize our interest expense and optimize our portfolio of fixed and variable interest rate obligations. Use of these initiatives is allowed under the Senior Notes and the Senior Facilities. In the 2002 second quarter, we entered into two ten-year interest rate swaps for a total notional amount of $250 million to effectively convert that amount of fixed rate debt (represented by Senior Notes) to variable rate debt. These interest rate swaps are fair value swaps and are accounted for based on the short-cut method. These swaps reduced our interest expense in 2002 by $6 million. In the 2002 third quarter, we reset our interest rate swaps to allow for the accelerated collection of $10 million in cash. The collection of this cash will be amortized over the term of the Senior Notes and recorded as a credit against interest expense. The adjustment for the fair value of the hedged debt obligations was $8 million at December 31, 2002 and has been recorded as part of other assets in the Consolidated Balance Sheet. In the 2003 first quarter, we entered into an additional ten-year interest rate swap for a notional amount of $200 million that effectively converted that amount of fixed rate debt to variable rate debt. In the 2003 first quarter, we also entered into five-year interest rate caps for a notional amount of $300 million. Subsequently in the 2003 first quarter, we sold the entire $450 million notional amount of our interest rate swaps for $10 million in cash. The adjustment of the carrying amount of the Senior Notes will be amortized over the term of the Senior Notes and recorded as a credit against interest expense. Following the sale of the swaps, in March 2003, we entered into $350 million notional amount of interest rate swaps through the remaining term of our Senior Notes.

         CONTINGENCIES. We account for contingencies in accordance with SFAS No. 5, "Accounting for Contingencies." SFAS No. 5 requires that we record an estimated loss from a loss contingency when information available prior to issuance of the Consolidated Financial Statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the Consolidated Financial Statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as those relating to environmental, legal and income tax matters requires us to use our judgment. While we believe that our accruals for these matters are adequate, if the actual loss from a loss contingency is significantly different from the estimated loss, our results of operations may be overstated or understated.

         IMPAIRMENTS OF LONG-LIVED ASSETS. We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted future cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated future net cash flows to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. Assets to be disposed are reported at the lower of the carrying amount or fair value less estimated costs to sell. If the actual value is significantly less than the estimated fair value, our assets may be overstated.

         INVENTORIES. We record the value of inventories at the lower of cost or market, and periodically review the book value of products and product lines to determine if they are properly valued. We also periodically review the composition of our inventories and seek to identify slow-moving inventories. In connection with those reviews, we seek to identify products that may not be properly valued and assess the ability to dispose of them at a price greater than cost. If it is determined that cost is less than market value, then cost is used for inventory valuation. If a write down to current market value is necessary, the market value cannot be greater than the net realizable value, sometimes called the ceiling (defined as selling price less costs to complete and dispose), and cannot be lower than the net realizable value less a normal profit margin, sometimes called the floor. Generally, we do not experience issues with obsolete inventory due to the nature of our products. If the actual value is significantly less than the recorded value, our assets may be overstated.

         ACCOUNTING FOR INCOME TAXES. When we prepare the Consolidated Financial Statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. We record this amount as a provision for our taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." This process requires us to make the following assessments:

          o We estimate our actual current tax liability in each jurisdiction.

          o We estimate our temporary differences resulting from differing treatment of items, such as lease revenue and related depreciation, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we include within our Consolidated Balance Sheet.

          o We assess the likelihood that our deferred tax assets will be recovered from future taxable income and, if we believe that recovery is not likely, we establish a valuation allowance.

If our estimates are incorrect, our assets or liabilities may be overstated or understated.


RECENT ACCOUNTING PRONOUNCEMENTS

         In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS No. 148 did not have a significant impact on our results of operations or financial position because the impact is limited to additional disclosure.

         In November 2002, FASB issued Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others." The initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, and require that we record a liability, if any, for the fair value of such guarantees in the Consolidated Balance Sheet. As required, at December 31, 2002, we have enhanced our disclosures for certain guarantees, indemnification arrangements and product warranties. We provide insurance coverage and are required to indemnify directors and officers for actions taken on our behalf.

         In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost as defined in Issue No. 94-3 is recognized at the date an entity commits to an exit plan. We will adopt SFAS No. 146 effective January 1, 2003.

         In April 2002, FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions of SFAS No. 145 related to SFAS No. 13 shall be effective for transactions occurring after May 15, 2002 and all other provisions of SFAS No. 145 shall be effective for financial statements issued on or after May 15, 2002. SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment thereto, and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." Currently, generally accepted accounting principles require that gains and losses from extinguishment of debt be classified as an extraordinary item, net of related income tax effect. Based on SFAS No. 145, gains and losses from extinguishment of debt are classified as extraordinary items only if they meet the criteria of Accounting Principle Boards Opinion 30 ("APB 30"), "Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The provisions of APB 30 distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. As such, those that do not meet the criteria of APB 30 are included in the statement of operations before income (loss) before provisions (benefits) for income taxes, minority interest and extraordinary items. Items presented in prior periods that do not meet the criteria in APB 30 for classification as an extraordinary item have been reclassified. SFAS No. 145 also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." SFAS No. 145 amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. We adopted SFAS No. 145 relating to SFAS No. 4 effective January 1, 2003. The effect of the adoption was to require reclassification of write-offs of capitalized bank fees and other debt extinguishment costs in the amount of approximately $21 million, nil and $4 million for the years ended December 31, 2000, 2001 and 2002, respectively, from extraordinary items to other (income) expense, net. The corresponding provisions for income taxes have been adjusted accordingly in the amount of approximately $8 million, nil and $1 million for the years ended December 31, 2000, 2001 and 2002, respectively. The provisions of SFAS No. 145 relating to SFAS No. 13 and the other provisions of SFAS No. 145, excluding the provisions relating to SFAS No. 4, did not have a significant impact on our consolidated financial position or results of operations. See Note 19 regarding the discussion of discontinued operations.

         In August 2001, FASB issued SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets, excluding goodwill and other intangible assets not being amortized pursuant to SFAS No. 142, and certain other assets. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. We adopted SFAS No. 144 effective January 1, 2002. The adoption of SFAS No. 144 did not have a significant impact on our consolidated financial position or results of operations.

         In July 2001, FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. SFAS No. 143 will be effective for financial statements issued for fiscal years beginning after June 15, 2002. We are currently evaluating the impact of SFAS No. 143 on our consolidated financial position or results of operations.

         In June 2001, FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill. SFAS No. 142 requires that goodwill and certain other intangibles no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 was effective January 1, 2002. The adoption of SFAS No. 141 and SFAS No. 142 did not have a significant impact on our consolidated financial position or results of operations, except that we no longer amortize goodwill. Goodwill amortization was $2 million in 2001. We have performed the goodwill impairment reviews required by SFAS 142 and the results of these reviews did not require our existing goodwill to be written down.


COSTS RELATING TO PROTECTION OF THE ENVIRONMENT

         We have been and are subject to increasingly stringent environmental protection laws and regulations. In addition, we have an on-going commitment to rigorous internal environmental protection standards. Environmental considerations are part of all significant capital expenditure decisions. The following table sets forth certain information regarding environmental expenses and capital expenditures.

                                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                                              -------------------------------
                                                                            2000          2001            2002
                                                                            ----          ----            ----
                                                                                   (Dollars in millions)
Expenses relating to environmental protection.........................        $14           $12             $10
Capital expenditures related to environmental protection..............          6             3               2

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